EXHIBIT 10.1

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

The GENERAL HOSPITAL CORPORATION

EXCLUSIVE LICENSE AGREEMENT

MGH Agreement No: 2004A18936

MGH Case No: 1814

This License Agreement (“AGREEMENT”) is made as of the 17th day of May, 2005 (“EFFECTIVE DATE”), between Juniper Medical, Inc., a Delaware corporation, having a principal place of business at 550 Hamilton Ave., Suite 100, Palo Alto, CA 94301 (“COMPANY”) and The General Hospital Corporation, a not-for-profit Massachusetts corporation, which owns and operates Massachusetts General Hospital, having a principal place of business at Fruit Street, Boston, Massachusetts (“HOSPITAL”), each referred to herein individually as a “PARTY” and collectively as the “PARTIES.”

RECITALS

WHEREAS, under research programs funded by the HOSPITAL and the U.S. Government, HOSPITAL through research conducted by Drs. Richard Rook Anderson and Dieter Manstein (“INVESTIGATORS”) has developed inventions pertaining to the use of cooling to treat human fat and devices and methods related thereto;

WHEREAS, HOSPITAL, as a center for patient care, research and education, is the owner of certain PATENT RIGHTS (defined below) and desires to grant a license of those PATENT RIGHTS to COMPANY in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of products and processes.

WHEREAS, COMPANY has the capability to commercially develop, manufacture and use PRODUCTS and PROCESSES (defined below) for public use and benefit and desires to license such PATENT RIGHTS.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the PARTIES hereto agree as follows:

1. CERTAIN DEFINITIONS

The following terms shall have the following meanings as used herein, unless the Context requires otherwise.

1.1 “510(k) APPLICATION” shall mean a pre-market notification, or 510(k) application under section 510(k) of the FDC.

1.2 “ACCESSORY PRODUCT” shall mean any disposable product (i.e., product for single or limited time use) or software which, while not itself a PATENT PRODUCT, is TRANSFERRED for use in conjunction with a PATENT PRODUCT or performance of a PATENT PROCESS.

1.3 “ACCESSORY PROCESS” shall mean any per-procedure fee or service fee payable by a customer or end-user to COMPANY for use of a PATENT PRODUCT or performance of the PATENT PROCESS.

1.4 “AFFILIATE” with respect to either PARTY shall mean any corporation or other legal entity other titan that PARTY in whatever country organized, controlling, controlled by or under common control with that PARTY. The term “control” shall mean (a) in the case of COMPANY, direct or indirect ownership of more then fifty percent (50%) of the voting securities having the right to elect directors, and (b) in the case of HOSPITAL, the power, direct or indirect, to elect or appoint more than fifty percent (50%) of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.5 “CHANGE OF CONTROL” shall occur upon the first public sale of the COMPANY’S stock under an effective registration gatemen( following the COMPANY’S IPO; or upon the sale or other transfer to a third party of all or substantially all of the COMPANY’s assets; or upon a merger or consolidation of COMPANY with a third party which results in the voting securities of COMPANY outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation: or upon the sale of more than fifty percent (50%) of COMPANY stock (not including a bona fide equity financing in which COMPANY issues new shares of AS stock).

1.6 “CLAIM(S)” shall mean any pending or issued claim(s) of any PATENT RIGHT that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.7 “COMMERCIAL SALE” shall mean any TRANSFER of a PRODUCT or PROCESS by COMPANY, an AFFILIATE or SUBLICENSEE (which may include a TRANSFER to an AFFILIATE or SUBLICENSEE for value in the form of cash or otherwise.)

1.7A “DISTRIBUTOR INCOME” shall mean any and all income or amounts, including the fair market value of any non-monetary consideration, actually received by COMPANY, its AFFILIATES and SUBLICENSEES for the TRANSFER of PRODUCTS or PROCESSES to a third party distributor who is not an AFFILIATE or SUBLICENSEE in consideration of the right to further TRANSFER a PRODUCT or PROCESS by such third party distributor to an end user. Such DISTRIBUTOR INCOME shall expressly exclude any SUBLICENSE INCOME as such term is defined in Section 1.24 of this AGREEMENT.

1.8 “FDA” shall mean the United States Food and Drug Administration.

1.9 “FD&C” shall mean the Federal Food, Drug and Cosmetic Act, as amended.

1.10 “IDE” shall mean Investigational Device Exemption, as such term is used in the FD&C.

1.11 “IPO” shall mean the first firm underwritten public offering of the COMPANY’s common stock under the Securities Act of 1933.

1.12 “LICENSE FIELD” shall mean removal of cutaneous, subcutaneous or subdermal fat, treatment or removal of cellulite, and any therapy or procedures (including without limitation aesthetic therapies or procedures) to the tissues and structures of the skin (including without limitation sweat glands and hair follicles), subcutaneous tissue, and tumors, lesions and adipose tissue of the skin and of subdermal tissue.

1.13 “LICENSE TERM” shall mean the period commencing on the EFFECTIVE DATE and continuing, with respect to any PATENT RIGHTS, for the life of the applicable patent, and, with respect to any TECHNOLOGICAL INFORMATION, in perpetuity.

1.14 “LICENSE TERRITORY” shall mean worldwide, with the following regions referred to as the “PRIMARY REGIONS”: (i) the United States, (ii) Japan, and (iii) EUROPE, “EUROPE” shall mean the following countries in Europe: France, Germany and the United Kingdom.

1.15 “NET SALES” shall mean:

(a)	the greatest of the gross amount billed, invoiced or received by COMPANY, its AFFILIATES and SUBLICENSEES (for the purposes of this Section 1.15 each a “SELLER”) for COMMERCIAL SALES of PRODUCTS and PROCESSES by COMPANY, its AFFILIATES and SUBLICENSEES (but excluding (i) any amounts billed, invoiced or received resulting from any TRANSFER of any PRODUCT or PROCESS between or among COMPANY, an AFFILIATE or any SUBLICENSEE, unless the transferee is the final purchaser of such PRODUCT or PROCESS; (ii) any royalty or similar payment by a SUBLICENSEE to COMPANY or an AFFILIATE, or by an AFFILIATE to COMPANY, on account of a TRANSFER of any PRODUCT or PROCESS by a SUBLICENSEE or AFFILIATE, as the case may be, to a third party; and (iii) any DISTRIBUTOR INCOME), less (to the extent appropriately documented) the following amounts actually paid or otherwise incurred by SELLER in effecting such TRANSFER:

(i)	credits and allowances by reason of rejection or return;

(ii)	reasonable and customary rebates, discounts and chargebacks;

(iii)	amounts for outbound transportation, insurance, handling and shipping, to the extent separately invoiced; and

(iv)	taxes, customs duties and other governmental charges levied on or measured by the sale, transportation, import or delivery of PRODUCTS or PROCESSES, to the extent separately invoiced, whether paid by or on behalf of COMPANY so Icing as Company’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever.

(b)	In addition to the deductions listed in subsections 1.15(a)(i)-(iv) above, NET SALES in a REPORTING PERIOD will be reduced by the amount of had debt remaining uncollected from TRANSFERS in previous REPORTING PERIODS, where COMPANY has previously paid royalties to HOSPITAL with respect to the COMMERCIAL SALE giving rise to the debt, and COMPANY has used reasonable best efforts to collect such debt and no longer has a reasonable expectation of collecting the invoiced amount.

(c)	No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or employed by a SELLER or otherwise, or for any cost of collections.

(d)	NET SALES shall occur on the earlier of the date of billing or invoicing for TRANSFER of a PRODUCT or PROCESS. For a PRODUCT or PROCESS Tor which SELLER does not bill or invoice, NET SALES shall occur on the date au which payment is due or made to the SELLER, whichever is earlier. If the date on which such payment is due or made cannot be ascertained, NET SALES shall be deemed to have occurred on the date of the TRANSFER of the PRODUCT al PROCESS.

(e)	In the event that a SELLER TRANSFERS any PRODUCT or PROCESS at a discounted price that is lower than a reasonable and customary discount permitted under Section 1.15(a)(ii) above, or for non-cash consideration (whether or not at a discount). NET SALES shall be calculated based on the average non-discounted (except as provided in Section 1.15(a)(ii) above) cash amount charged to an independent third party for the same PRODUCT or PROCESS during the same REPORTING PERIOD or in the absence of such transaction, on the fair market value of the PRODUCT or PROCESS. Notwithstanding the foregoing or any other provision of this Section 1.15(a)-(f), NET SALES shall not include the TRANSFER of any PRODUCT or PROCESS by a SELLER (i) for use in any clinical trial or any preclinical or other research, or (ii) for use to promote additional NET SALES, including use of detailing samples and promotional offers, except to the extent that such TRANSFERS as provided in Section 1.15(e)(ii) shall not exceed more than 1% of the total PRODUCT or PROCESS TRANSFERRED during the same REPORTING PERIOD.

(f)	In the case of a TRANSFER of a PRODUCT within COMPANY or between or among COMPANY, any AFFILIATE or SUBLICENSEE, solely for further TRANSFER by such transferee. NET SALES shall be based on the further TRANSFER of such PRODUCT by such transferee.

1.16 “PATENT RIGHTS” shall mean the United States and international patent application(s) and patent(s) listed in Appendix A or the equivalent of such applications including any division, continuations, and those claims in any continuations-in-pan of the aforementioned patent applications which claim an invention described or claimed in said patent application and are entitled to the priority filing date of the said patent application, or substitute therefor, or any foreign patent application corresponding to any such patent applications, or any U.S. or foreign letters patent or the equivalent thereof issuing thereon, or an reissue, renewal, reexamination or extension thereof.

1.17 “PMA APPLICATION” shall mean a pre-market approval application under section 515 of the FD&C.

1.18 “PATENT PROCESS” shall mean any process, method or service the use or performance of which, in whole or in part, absent the license granted hereunder would infringe, or is covered by one or more CLAIM(S) within the PATENT RIGHTS.

1.19 “PATENT PRODUCT” shall mean any article, device or composition, the manufacture, use, or sale of which, in whole or in pan absent the license granted hereunder would infringe, or is covered by, one or more CLAIM(S) within the PATENT RIGHTS.

1.20 “PROCESS” shall mean any ACCESSORY PROCESS and/or PATENT PROCESS.

1.21 “PRODUCT” shall mean any ACCESSORY PRODUCT and/or PATENT PRODUCT.

1.22 “REPORTING PERIOD” shall mean each three month period ending March 31, June 30, September 30 and December 31.

1.22A “RUBINSKY LICENSE” shall mean a legally binding agreement in effect between COMPANY and a third party that owns or controls the RUBINSKY PATENT, a copy of which agreement shall be attached hereto as Appendix C within thirty (30) days of its execution.

1.22B “RUBINSKY PATENT” shall mean US Patent Number 6.032.675 entitled “Freezing Method for Controlled Removal of Fatty Tissue by Liposuction,” invented by Boris Rubinsky.

1.23 “SUBLICENSEE” shall mean any third party sublicensee of the rights granted by COMPANY under Section 2.1(a)(iii).

1.24 “SUBLICENSING INCOME” shall mean any and all non-royalty income received by COMPANY or an AFFILIATE in consideration for the sublicensing of any license grained to COMPANY by HOSPITAL hereunder or distribution of any PRODUCT or PROCESS by a SUBLICENSEE or a third party distributor who is not an AFFILIATE or SUBLICENSEE, including but not limited to up front license fees, license issue fees, maintenance fees, payments pertaining to distribution rights, milestone payments OF the fair market value of any non-cash consideration, but not including DISTRIBUTOR INCOME or payments that COMPANY receives for direct research and development or for equity investments in, or extensions of credit to COMPANY.

1.25 “TECHNOLOGICAL INFORMATION” shall mean any research data, designs, formulae, know-how, process information and other information that is known to Dieter Manstein and Rox Anderson as of the EFFECTIVE DATE of the AGREEMENT, is owned or controlled by HOSPITAL, and is necessary or useful for the development or commercialization of PRODUCTS or PROCESSES.

1.26 “TRANSFER” shall mean to sell or have sold, to lease or have leased, to import or have imported or otherwise to transfer or have transferred, for value in the form of cash or otherwise, a PRODUCT or PROCESS, and further in the case of a PROCESS to use or perform such PROCESS for the benefit of a third party.

2. LICENSE

2.1 Grant of License.

(a)	Subject to the terms of this AGREEMENT, HOSPITAL hereby grants to COMPANY in the LICENSE FIELD in the LICENSE TERRITORY for the LICENSE TERM:

(i)	an exclusive, royalty-bearing license under PATENT RIGHTS to make, have made, use, have used, sell, offer to sell, have sold, and TRANSFER PRODUCTS and to use, have used, otherwise practice and have practiced and TRANSFER PROCESSES;

(ii)	the nonexclusive right to disclose, use and transfer TECHNOLOGICAL INFORMATION disclosed by HOSPITAL to COMPANY hereunder; and

(iii)	the right to grant sublicenses under the rights granted in Section 2.l(a)(i) and 2.1(a)(ii) to SUBLICENSEES, provided that in each case COMPANY shall be responsible for the performance of any obligations of SUBLICENSEES relevant to this AGREEMENT as if such performance were carded out by COMPANY itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the SUBLICENSEE directly to HOSPITAL.

(b)	The licenses granted in Section 2.1(a) above include the right to grant to the purchaser of PRODUCTS from COMPANY, AFFILIATES and SUBLICENSEES the right to use such purchased PRODUCTS in a method coming within the scope of PATENT RIGHTS and TECHNOLOGICAL INFORMATION.

(c)	The foregoing license grant shall, include the grant of said license to any AFFILIATE of COMPANY, provided that such AFFILIATE shall assume the same obligations as those of COMPANY and be subject to the same terms and conditions hereunder and further provided that COMPANY shall be responsible for the performance by said AFFILIATE of said obligations and for compliance by said AFFILIATE with said terms and conditions. COMPANY shall provide to HOSPITAL a fully signed, non-redacted copy of each agreement with each AFFILIATE that assumes the aforesaid obligations, including all exhibits, attachments and related documents and any amendments, within thirty (30) days of request by HOSPITAL.

2.2 Sublicenses. All sublicenses granted hereunder shall be consistent with the terms of this AGREEMENT and shall incorporate terms and conditions sufficient to enable COMPANY to comply with this AGREEMENT. COMPANY shall provide to HOSPITAL a fully signed non-redacted copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents, within thirty (30) days of executing the same. Upon termination of this AGREEMENT or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 10.6.

2.3 Retained Rights; Requirements. Any and all licenses granted hereunder are subject to

(a)	HOSPITAL’s and HOSPITAL’S AFFILIATES’ right to make and to use the subject matter described and/or claimed in the PATENT RIGHTS and to permit others at academic, government and not-for-profit institutions to make and use the subject matter described and/or claimed in PATENT RIGHTS for research and educational purposes; and

(b)	for PATENT RIGHTS supported by federal funding, the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including without limitation:

(i)	the royalty-free non-exclusive license granted to the U.S. government; and

(ii)	the requirement that any PRODUCTS used or sold in the United States shall be manufactured substantially in the United States.

2.4 No Additional Rights. It is understood that nothing in this AGREEMENT shall be construed to grant COMPANY a license express or implied under any patent owned solely or jointly by HOSPITAL other than the PATENT RIGHTS expressly licensed hereunder. HOSPITAL shall have the right to license any PATENT RIGHTS to any other party for any purpose outside of the LICENSE FIELD or the LICENSE TERRITORY.

2.5 Disclosure of TECHNOLOGICAL INFORMATION. At COMPANY’s request, HOSPITAL (through Drs. Anderson and Manstein) shall use reasonable efforts to disclose within sixty (60) days after execution of this AGREEMENT any TECHNOLOGICAL INFORMATION beyond that disclosed in the patent application for the PATENT RIGHTS which is then known to Drs. Anderson and Manstein and which is reasonably necessary for COMPANY to utilize the licenses granted hereunder.

2.6 Right of Review. To provide COMPANY with the opportunity to seek further licenses if so desired, HOSPITAL shall, for a period of five (5) years from the EFFECTIVE DATE of this AGREEMENT, use reasonable efforts to notify COMPANY of disclosures for patentable inventions in the LICENSE FIELD from INVESTIGATORS’ laboratory or laboratories, except to the extent that such disclosures for patentable inventions are sponsored by a third party or subject to any obligations to a third party. Upon COMPANY’s request, HOSPITAL shall enter into good faith negotiation with COMPANY for a license under patent applications claiming such inventions.

3. DUE DILIGENCE OBLIGATIONS

3.1 Diligence Requirements. COMPANY shall itself use, or shall cause its AFFILIATES or SUBLICENSEES, as applicable, to use, reasonable efforts to develop and make available to the public PRODUCTS and PROCESSES throughout the LICENSE TERRITORY in the LICENSE FIELD. Such efforts shall include achieving the following objectives within the time periods designated below following the EFFECTIVE DATE:

(a)	Pre-Sales Requirements.

(i)	within six (6) months, initiate development of a prototype PRODUCT in COMPANY’s facilities and initiate animal testing with a prototype;

(ii)	within nine (9) months, complete at least one animal of an animal study and prepare a clinical trial protocol;

(iii)	within sixteen (18) months, submit a protocol to the appropriate regulatory body, or to an IRB or similar body, to initiate human feasibility study;

(iv)	within eighteen (18) months, provide HOSPITAL with a written report outlining COMPANY’s plan for its pursuit and acquisition of regulatory approval to market the PRODUCTS and/or PROCESSES in the United States;

(v)	within thirty six (36) months, submit a protocol for the first pivotal clinical trial under an IDE;

(vi)	within thirty six (36) months, provide HOSPITAL with a written report outlining COMPANY’s plan for its pursuit and acquisition of regulatory clearance or approval to market the PRODUCTS and/or PROCESSES in the PRIMARY REGIONS;

(vii)	at COMPANY’s sole discretion, file with the FDA either (1) a 510(k) APPLICATION within forty eight (48) months, or (2) a PMA APPLICATION within fifty four (54) months; and

(viii)	within sixty (60) months, receive clearance from the FDA to market a PRODUCT and/or PROCESS for commercial sale in the United States if COMPANY elects to submit a 510(k) APPLICATION under Section 3.2(a)(vii) above, or, if COMPANY elects to submit a PMA APPLICATION under Section 3.2(a)(vii) above, receive clearance from the FDA to market a PRODUCT and/or PROCESS for commercial sale in the United States within seventy two (72) months.

(b)	Post-Sales Requirements.

(i)	Following the first COMMERCIAL SALE in any PRIMARY REGION in the LICENSE TERRITORY, COMPANY shall itself or through its AFFILIATES and/or SUBLICENSEES make continuing COMMERCIAL SALES in such PRIMARY REGION without arty elapsed consecutive time period of one (1) year OT more in which such COMMERCIAL SALES do not occur;

(ii)	COMPANY shall itself or through an AFFILIATE or SUBLICENSEE make such first COMMERCIAL SALE within the following countries and regions in the LICENSE TERRITORY within the following number years after the EFFECTIVE DATE of this AGREEMENT:

United States of America	Six (6) years
Japan	Seven (7) years
Latin America	Seven (7) years
EPO	Seven (7) years

Achievement of the foregoing objectives shall be deemed to satisfy COMPANY’s obligations to use reasonable efforts under this Section 3.1.

3.2 Diligence Failures. If HOSPITAL determines that COMPANY has failed to fulfill any of its obligations under Section 3.1 then HOSPITAL may treat such failure as a default and may terminate this AGREEMENT and/or the licenses granted hereunder in accordance with Section 10.4, provided, however, that in the event that COMPANY reasonably believes that it may fail to meet any of its obligations wider Section 3.1 above due to circumstances that COMPANY could not have reasonably avoided, such as technical difficulties or delays in pre-clinical or clinical studies or regulatory processes, and COMPANY notifies HOSPITAL of such anticipated failure at least thirty (30) days in advance of such milestone, COMPANY may request a reasonable extension for such milestone, which HOSPITAL shall consider in good faith. Any grant of a milestone extension shall be at HOSPITAL’s sole discretion, provided that if in HOSPITAL’s sole judgment COMPANY has made commercially reasonable efforts to meet its obligations under Section 3.1, the grant of such milestone extension shall not be unreasonably withheld.

3.3 Diligence Reports. COMPANY steal I provide all reports with respect to its obligations under Section 3.1 as set forth in Section 5.

4. PAYMENTS AND ROYALTIES

4.1 License Issue Fee. COMPANY shall pay HOSPITAL a one-time, non-refundable license issue fee in the sum of Two Hundred and Fifty Thousand Dollars ($250,000) upon the earlier of (i) the close of the first round of financing or (ii) thirty (30) days of the execution of this AGREEMENT.

4.2 Patent Cost Reimbursement. COMPANY shall reimburse HOSPITAL for all costs associated with the preparation, filing, prosecution and maintenance of all PATENT RIGHTS (“PATENT COSTS”), As of the EFFECTIVE DATE, HOSPITAL has incurred approximately One hundred and fourteen Thousand Dollars ($114,000) in PATENT COSTS, which amount COMPANY shall pay to HOSPITAL upon the earlier of (i) the close of the first round of financing or (ii) thirty (30) days of the execution of this AGREEMENT. In addition, COMPANY shall pay to HOSPITAL, or at HOSPITAL’s request directly to patent counsel, all other PATENT COSTS within thirty (30) days of COMPANY’s receipt of an invoice for such

PATENT COSTS either from HOSPITAL, or HOSPITAL’s patent counsel. COMPANY agrees to indemnify, defend and hold HOSPITAL harmless from and against any and all liabilities, damages, costs and expenses arising from the failure of Company to timely pay such invoices and PATENT COSTS. HOSPITAL shall instruct its patent counsel to provide copies of all invoices detailing PATENT COSTS to HOSPITAL for HOSPITAL’s administrative files and to COMPANY.

4.3 License Maintenance Royalty. COMPANY shall pay to HOSPITAL the following amounts as minimum annual license maintenance royalty payments within thirty (30) days after the end of the REPORTING PERIOD in which each of the following anniversaries of the EFFECTIVE DATE occurs:

(a)	Seventy Five Thousand Dollars ($75,000) on the first anniversary of the EFFECTIVE DATE following the first COMMERCIAL SALE.

(b)	One Hundred Thousand Dollars ($100,000) on the second anniversary of the EFFECTIVE DATE following the first COMMERCIAL SALE.

(c)	One Hundred and Fifty Thousand Dollars ($150,000) on the third anniversary of the EFFECTIVE DATE following the first COMMERCIAL SALE.

(d)	TWO Hundred Thousand Dollars ($200,000) on the third anniversary of the EFFECTIVE DATE following the first COMMERCIAL SALE, and on each subsequent anniversary of the EFFECTIVE DATE thereafter until the end of LICENSE TERM.

The annual license maintenance royalty is nonrefundable; however, it shall be credited against royalties due on NET SALES and DISTRIBUTOR INCOME made during the same calendar year as such annual license maintenance royalty payment is due as provided in Sections 4.3(a)-4.3(d) above, if any. However the annual license maintenance royalty shall not be credited against royalties due on NET SALES and DISTRIBUTOR INCOME made in any other year.

4.4 Milestone Payments. In addition to the payments set forth in Sections 4.1 through 4.3 above, COMPANY shall pay HOSPITAL milestone payments as follows:

(a)	Four Hundred Thousand Dollars ($400,000) within thirty (30) days of the earlier of submission of a protocol for the first pivotal clinical trial under an IDE or first 510(k) or PMA submission for a PRODUCT or PROCESS.

(b)	One Million Fifty Thousand Dollars ($1,050,000) within thirty (30) days of the first 51 0(k) or PMA approval of a PRODUCT or PROCESS.

(c)	One Million Dollars ($1,000,000) within forty five (45) days of the first COMMERCIAL SALE in the United States of 1000 units of a PRODUCT or PROCESS (“1000 Unit Milestone”).

(d)	Three Million Dollars ($3,000,000) for first COMMERCIAL SALE in the United States 012000 units of a PRODUCT or PROCESS (“2000 Unit Milestone”), payable within forty five (45) days of the first CHANGE OF CONTROL to occur following achievement of such milestone, provided that, if a CHANGE OF CONTROL occurs prior to achievement of such milestone, the amount will be payable within forty five (45) days of achievement of such milestone.

(e)	Three Million Dollars ($3,000,000) for first COMMERCIAL SALE. in the United States of 5000 units of a PRODUCT or PROCESS (“5000 Unit Milestone”), payable within forty five (45) days of the first CHANGE OF CONTROL to occur following achievement of such milestone, provided that, if a CHANGE OF CONTROL occurs prior to achievement of such milestone, the amount will be payable within forty five (45) days of achievement of such milestone.

COMPANY shall notify HOSPITAL of the achievement of the 1000 Unit Milestone, 2000 Unit Milestone and 5000 Unit Milestone. HOSPITAL may elect to receive up 10 50% of the amounts due under subsections (c), (d), and (e) above (i.e. up to $3,500,000 in the aggregate) in COMPANY stock, at such time as COMPANY achieves such milestones, including but not limited to Preferred Stock, by (i) notifying the COMPANY in writing of such election within thirty (30) days of notification by COMPANY of COMPANY’s achievement of such milestone, and (ii) agreeing to customary restrictions and representations required, in the reasonable opinion of COMPANY’s legal counsel, to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission and other applicable laws. In the event that HOSPITAL elects to receive any of the aforementioned amounts due under subsections (c), (d), and (e) above in COMPANY stock, COMPANY shall have thirty (30) days from receipt of HOSPITAL’s notice to effectuate such COMPANY stock issuance, which period may be extended as mutually agreed to by the PARTIES in writing. Any stock issued to HOSPITAL pursuant to this Section 4.4 shall be issued upon the same terms and conditions as provided to investors of the round of financing immediately prior to such milestone payment, and valued at the per share price of last round of financing. In the event that such financing occurred more than two years prior to the milestone event, the value of such stock shall be determined in good faith at a fair market value by the Board of Directors of COMPANY and, if requested by HOSPITAL, shall be further determined by an independent third party qualified to conduct such fair market value determinations, and in the event of any difference regarding such fair market value, such independent determination shall govern. Such stock issuance shall not exceed in the aggregate 3.5% of the total fully diluted equity of COMPANY.

Once COMPANY has made any particular milestone payment under Section 4.4, COMPANY will not be obligated to make any payment under Section 4.4 with respect to the re-occurrence of the same milestone. For example, if COMPANY develops two PRODUCTS that receive PMA or 501(k) approval or an appropriate exemption, COMPANY would owe HOSPITAL only one $400,000 milestone payment, which would be due upon such approval of the first of such PRODUCTS.

In the event that COMPANY achieves any of the foregoing milestones through a SUBLICENSEE, and the sublicense agreement with such SUBLICENSEE provides for a milestone payment for such milestone event, which payment also meets the definition of SUBLICENSING INCOME under Section 4.6, COMPANY shall first pay HOSPITAL the milestone payment as payable hereinabove, in the event that the amount of SUBLICENSE INCOME associated with the achievement of such milestone exceeds the amount payable to HOSPITAL for achievement of such milestone as set forth above, then COMPANY shall also pay the appropriate percentage of the excess as a non-royalty SUBLICENSE INCOME payment, as provided in Section 4.6 below. Far example, in the event that COMPANY’s meets its milestone obligation in Section 4.4(a) through a SUBLICENSEE’s achievement of such milestone, and such SUBLICENSEE’s sublicense agreement with COMPANY provides for payment by SUBLICENSEE of a S1,000,000 milestone payment to COMPANY on the same event as described in Section 4.4(a), then COMPANY shall first pay HOSPITAL the $400,000 payment as provided in Section 4.4(a), and shall then pay 50% of the remaining $600,000 SUBLICENSING INCOME as provided in Section 4.6(a) below.

4.5 Royalties.

(a)	Beginning with the first COMMERCIAL SALE in any country in the LICENSE TERRITORY, and subject to Section 4.5(d) below, COMPANY shall pay HOSPITAL during the term of the license granted under Section 2.1(a)(i), a royalty of seven percent (7%) of (i) the NET SALES of all PRODUCTS and PROCESSES and (ii) any DISTRIBUTOR INCOME.

(b)	If more than one royally rate is applicable to a PRODUCT or PROCESS, only the highest of the applicable royalty rates shall apply.

(c)	Except as otherwise provided in Section 4.5(d) of this AGREEMENT, COMPANY may offset 50% of any royalty payments COMPANY is legally obligated to make to third parties to use patent rights that (i) dominate a PATENT RIGHT; or (ii) are necessary to commercialize the fat cooling mechanism of the device component of a PRODUCT. The amounts payable to HOSPITAL will not be reduced to less than 4% of NET SALES and DISTRIBUTOR INCOME in a reporting period, and any amounts that are not offset during that period will not be offset in future periods. As used in this subsection 4.5(c): (i) “legally obligated” means obligated by court order, settlement agreement, contract or other legally binding written commitment; (ii) a PATENT RIGHT is dominated if, in COMPANY’s reasonable judgment, it cannot reasonably be practiced without infringing a valid claim of the dominant patent; and (iii) “necessary to commercialize” means reasonably necessary to make available for COMMERCIAL SALE on a commercially reasonable basis. For purposes of clarification, this section 4.5(c) shall not apply to any royalty payments that COMPANY may be obligated to make under the RUBINSKY LICENSE, but shall apply to other royalty payments COMPANY is obligated to make to third parties whether COMPANY’s royalty obligations to HOSPITAL are determined in accordance with Section 4.5(a) or Section 4.5(d) below.

(d)	In the event that COMPANY is obligated to make royalty payments under the RUBINSKY LICENSE for the RUBINSKY PATENT, COMPANY’s royalty obligations to HOSPITAL shall be as set forth in Appendix D of this AGREEMENT.

(e)	If at any time during the term of this AGREEMENT, one or more competitors introduce in any country a product that competes with an ACCESSORY PRODUCT, then the PARTIES in good faith shall promptly review the facts and circumstances, and, if appropriate, negotiate an equitable adjustment to the royalty rate on NET SALES of such ACCESSORY PRODUCTS.

(f)	All payments due to HOSPITAL under this Section 4.5 shall be due and payable by COMPANY within thirty (30) days after the end of each REPORTING PERIOD, and shall be accompanied by a report as set forth in Section 5.4.

4.6 Non-Royalty Income. COMPANY shall pay HOSPITAL within thirty (30) days after the end of each REPORTING PERIOD the following percentages of any and all non-royalty SUBLICENSING INCOME attributable to the PRODUCT or PROCESS, that COMPANY receives:

(a)	50% of any SUB LICENSING INCOME received if a sublicense is executed before the earlier of the submission of the first IDE for a PRODUCT or PROCESS or filing for the first FDA marketing approval of a PRODUCT or PROCESS.

(b)	35% of any SUBLICENSING INCOME received if a sublicense is executed after the earlier of the submission of the first IDE for a PRODUCT’ or PROCESS or filing for the first FDA marketing approval of a PRODUCT or PROCESS, but prior to the receipt of the first FDA marketing approval of a PRODUCT or PROCESS.

(c)	20% of any SUBLICENSING INCOME received if a sublicense is executed after receipt of the first FDA marketing approval of a PRODUCT or PROCESS.

4.7 Buydown Option.

(a)	COMPANY may, at any time following the date that is thirty-six (36) months after the First payment by COMPANY of royalties pursuant to Section 4.5 above, request a buydown of all or a portion of future royalty payments to HOSPITAL by (1) delivery to HOSPITAL of a written notice requesting a valuation of such buydown (the “Valuation Request”), and (2) following receipt of the Valuation (as defined below), delivery to HOSPITAL of a written notice of its intent to exercise the buydown (the “Buydown Notice”). Upon delivery to HOSPITAL of the Valuation Request, the PARTIES agree to proceed in accordance with Sections 4.7(b) and (c) below.

(b)	The Valuation shall be determined by mutual agreement of the PARTIES or, if no such agreement is reached within thirty (30) days following the delivery of the Valuation Request, the Valuation shall be determined by an appraisal process as follows:

(i)	Selection of Appraisers. The PARTIES shall discuss in good faith and attempt to agree upon an investment banking or appraisal firm of recognized national standing familiar with appraisal techniques (the “Appraiser”) within fifteen (15) days after the failure to reach agreement in accordance with the terns of clause (b) above. If the PARTIES are unable to agree on a single Appraiser within such fifteen day period, then each PARTY shall, within fifteen (15) additional days, designate by written notice to the other an investment banking or appraisal firm of recognized national standing familiar with appraisal techniques, and the firms designated by the PARTIES shall agree upon and jointly designate, by written notice to each PARTY, a third investment banking or appraisal firm of recognized national standing familiar with appraisal techniques who shall be the Appraiser.

(ii)	Evaluation Procedures. The Appraiser shall be directed to determine the market value of the buydown (the “Valuation”) and deliver a certificate setting forth its determination (the “Appraiser’s Certificate”) to each PARTY within forty-five (45) days after the date on which notice of the Appraiser’s selection is given to each PARTY. The Appraiser’s Certificate once delivered may not be retracted or modified in any respect.

(iii)	Cooperation. The PARTIES will cooperate in providing the Appraiser with such information within their possession that may be reasonably requested by such Appraiser for purposes of its evaluation hereunder. Each PARTY shall have full access to the Appraiser’s work papers and shall be entitled to make presentations to the Appraiser. COMPANY shall be responsible for paying reasonable costs of the Appraiser.

(iv)	Conclusive Determination. The determination of the Valuation made pursuant to this Section 4.7 shall be Final and, subject to Section 4.7(c) below, binding on the PARTIES, shall not be appealable to or reviewable by any court or arbitrator, and may only be changed by mutual written agreement of the PARTIES.

(c)	Following receipt by the PARTIES of the Appraiser’s Certificate, COMPANY shall have sixty (60) days to exercise its right to buy down under this Section 4.7(c) by delivery of the Buydown Notice to the HOSPITAL. COMPANY shall have the right, at its sole discretion, to buy down up to twenty live percent (25%) of the future royalty payments. COMPANY may request, and HOSPITAL shall consider a request by COMPANY, to buy down a greater percentage of future royalties, provided however that any decision to allow COMPANY to buy down more than twenty five percent (25%) of future royalties shall be at HOSPITAL’s sole discretion. If COMPANY elects to buy down pursuant to this Section 4.7, then the PARTIES shall prepare and execute appropriate documentation reflecting the buydown, and, upon payment of the Valuation amount, COMPANY’s obligations to make royalty payments to HOSPITAL uinder Section 4.5 shall be reduced as provided in such appropriate documentation reflecting the buydown or shall terminate, as the case may be.

4.8 Form of Payment. All payments due under this AGREEMENT shall be drawn on a United States bank and shall be payable in United States dollars. Each payment shall reference this AGREEMENT and identify the obligation under this AGREEMENT that the payment satisfies. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, on the last working day of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES. Checks for all payments due to the HOSPITAL under this AGREEMENT shall be made payable to HOSPITAL and addressed as set forth in Section 12.2. Payments via wire transfer should be made as follows:

ABA #[***]

Account #[***]

GHC Director’s Master Account

FleetBoston

100 Federal Street

Boston, MA 02110

4.9 Overdue Payments. The payments due under this AGREEMENT (other than payments that are the subject of a good faith dispute between COMPANY and HOSPITAL) shall, if overdue, bear interest beginning on the first day following the REPORTING PERIOD to which such payment was incurred and until payment thereof at a per annum rate equal to two percent (2%) above the prime rate in effect on the due date as reported by The Wall Street Journal, such interest rate being compounded on the last day of each REPORTING PERIOD, not to exceed the maximum permitted by law, Any such overdue payments when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not preclude HOSPITAL from exercising any other rights it may have as a consequence of the lateness of any payment.

4.10 Board Seat Rights. HOSPITAL shall have the right to designate one board seat with full voting rights to the Board of Directors of COMPANY until the earlier of two years after the EFFECTIVE DATE or the closing date of COMPANY’s second round of financing of at least Fifteen Million U.S. Dollars ($15,000,000). For the period beginning on the earlier of two years after the EFFECTIVE DATE or the closing date of COMPANY’s second round of financing of at least Fifteen Million U.S. Dollars ($15,000,000), and ending four years after the EFFECTIVE DATE, COMPANY will fill that board scat with an individual selected by COMPANY who is an employee of either HOSPITAL or Partners Healthcare System and is reasonably satisfactory to HOSPITAL. HOSPITAL shall, at its sole discretion, have the right to relinquish its right to designate one board seat with full voting rights to the Board of Directors of COMPANY, at any time during the above four year period. In the event that HOSPITAL exercises such a right of relinquishment, HOSPITAL shall have the right to designate by notice to COMPANY an individual reasonably satisfactory to COMPANY to attend meetings as a board observer, through the remainder of such four year period. The provisions of this Section 4.10 shall not apply after a CHANGE OF CONTROL.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

5. REPORTS AND RECORDS

5.1 Diligence Reports. Within sixty (60) days after the end of each calendar year, COMPANY shall report in writing to HOSPITAL on progress made toward the objectives set forth in Section 3.1 during such preceding twelve (12) month period, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing and the number of sublicenses entered into and marketing.

5.2 Milestone Achievement Notification. COMPANY shall report to HOSPITAL the dates on which it achieves the milestones set forth in Section 4.4 within thirty (30) days of each such occurrence.

5.3 Sublicensing Income Reports. COMPANY shall, along with delivering payment as set forth in Section 4.6, report to HOSPITAL within thirty (30) days after the end of each REPORTING PERIOD, the amount of all SUBLICENSING INCOME received by COMPANY, and COMPANY’s calculation of the amount due and paid to HOSPITAL from such income, including an itemized listing of the source of income comprising such consideration, and the name and address of each entity making such payments.

5.4 COMMERCIAL SALES Reports. COMPANY shall report to HOSPITAL the date on which it achieves the first COMMERCIAL SALE in each country of the LICENSE TERRITORY within thirty (30) days of each such occurrence. Following the first COMMERCIAL SALE, COMPANY shall deliver reports to HOSPITAL within thirty (30) days after the end of each REPORTING PERIOD. Each report under this Section 5.4 shall have substantially the format outlined in Appendix B, shall be certified as correct by an officer of COMPANY and shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding REPORTING PERIOD:

(a)	the number of TRANSFERRED PRODUCTS and PROCESSES (broken down by PATENT PRODUCTS, PATENT PROCESSES, ACCESSORY PRODUCTS and ACCESSORY PROCESSES) by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

(b)	the gross amount billed, due and paid by COMPANY, its AFFILIATES and SUBLICENSEES for each PRODUCT and PROCESS (broken down by PATENT PRODUCTS, PATENT PROCESSES, ACCESSORY PRODUCTS and ACCESSORY PROCESSES), in each country, and total billings or payments due or made for all PRODUCTS and PROCESSES;

(c)	calculation of NET SALES and DISTRIBUTOR INCOME for the applicable REPORTING PERIOD in each country, including an itemized listing of permitted deductions;

(d)	total royalties payable on NET SALES and DISTRIBUTOR INCOME in U.S. dollars, together with the exchange rates used for conversion; and

(e)	any other payments due to HOSPITAL under this AGREEMENT.

If no amounts are due to HOSPITAL for any REPORTING PERIOD, the report shall so state.

5.5 Audit Rights. COMPANY shall maintain, and shall cause each of its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this AGREEMENT and any amounts payable to HOSPITAL in relation to this AGREEMENT, which records shall contain sufficient information to permit HOSPITAL and its representatives to confirm the accuracy of any payments and reports delivered to HOSPITAL and compliance in all other respects with this AGREEMENT. COMPANY shall retain and make available, and shall cause each o F its AFFILIATES and SUBLICENSEES to retain and make available, such records for at least live (5) years following the end of the calendar year to which they pertain, to HOSPITAL and/or its representatives, at HOSPITAL’s expense and upon at least fifteen (15) days’ advance written notice, for inspection during normal business hours at a mutually agreeable time, to verify any reports and payments made and/or compliance in other respects under this AGREEMENT. If any examination conducted by HOSPITAL or its representatives pursuant to the provisions of this Section show an underreporting or underpayment of five percent (5%) or more in any payment due to HOSPITAL hereunder, COMPANY shall bear the full cost of such audit and shall remit any amounts due to HOSPITAL (including interest due in accordance with Section 4.8) within thirty (30) days of receiving notice thereof from HOSPITAL.

5.6 Treatment of Reports. All reports provided by COMPANY to HOSPITAL under this Section 5, and all information obtained by HOSPITAL and/or HOSPITAL’s representatives under Section 5.5, shall be maintained in confidence by HOSPITAL, except as required by law.

6. PATENT PROSECUTION AND MAINTENANCE

6.1 Prosecution. HOSPITAL shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS using independent patent counsel chosen by HOSPITAL and reasonably acceptable to COMPANY. If during the term of this AGREEMENT COMPANY becomes dissatisfied with HOSPITAL’s independent patent counsel for any reasonable reason (whether related to the quality of their work, responsiveness, expense, or any other reasonable reason), HOSPITAL agrees to consider COMPANY’s request to change patent counsel in good faith, and in the event that HOSPITAL agrees to such a change of patent counsel, to select new counsel of HOSPITAL’s choice which is reasonably acceptable to COMPANY. COMPANY shall reimburse HOSPITAL for PATENT COSTS incurred by HOSPITAL relating thereto in accordance with Section 4.2. HOSPITAL shall not finally abandon any patent application for which COMPANY is bearing expenses without COMPANY’s consent.

6.2 Copies of Documents. With respect to any PATENT RIGHT, HOSPITAL shall, and shall instruct the patent counsel prosecuting such PATENT RIGHT to, promptly copy COMPANY on all patent prosecution documents, submissions and correspondence, to keep both HOSPITAL and COMPANY hilly informed of the progress of all patent applications and patents included in the PATENT RIGHTS, and to give both HOSPITAL and COMPANY reasonable opportunity prior to making submissions to comment on the type and scope of claims, the nature of supporting disclosures, and other material matters. COMPANY’s advice and suggestions shall be taken into reasonable consideration by HOSPITAL and its legal counsel in connection with such applications.

6.3 COMPANY’s Election Not to Proceed. COMPANY may elect to surrender any patent or patent application in PATENT RIGHTS in any country upon sixty (60) days advance written notice to HOSPITAL. Such notice shall relieve COMPANY from the obligation to pay for future PATENT COSTS relating to such patent or patent application in such country but shall not relieve COMPANY from responsibility to pay PATENT COSTS for such patent or patent application incurred prior to the expiration of the sixty (60) day notice period, Such U.S. or foreign patent application or patent shall thereupon cease to be a PATENT RIGHT hereunder, COMPANY shall have no further rights therein and HOSPITAL shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

7. INFRINGEMENT

7.1 HOSPITAL Right to Prosecute. HOSPITAL will protect its PATENT RIGHTS from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified. If COMPANY shall have supplied HOSPITAL with written evidence demonstrating to HOSPITAL’s reasonable satisfaction prima facie infringement of a claim of a PATENT RIGHT by a third party which poses a material threat to COMPANY’s rights under this AGREEMENT, COMPANY may by notice request HOSPITAL to take steps to protect the PATENT RIGHT. HOSPITAL shall notify COMPANY within forty five (45) days of the receipt of such notice whether HOSPITAL intends to prosecute the alleged infringement. If HOSPITAL notifies COMPANY that it intends to so prosecute, HOSPITAL shall, within forty five (45) days of its notice to COMPANY either (i) cause such infringement to terminate, or (ii) initiate legal proceedings against the infringer.

7.2 COMPANY Right to Prosecute. In the event HOSPITAL notifies COMPANY that HOSPITAL does not intend to prosecute said infringement, or in the event HOSPITAL does not notify COMPANY within forty-five (45) days whether it intends to prosecute the alleged infringement, or in the event HOSPITAL does not within ninety (90) days of notice by COMPANY either (1) cause such infringement to terminate or (ii) initiate legal proceedings against the infringer, then in any such event, COMPANY may, upon notice to HOSPITAL, initiate legal proceedings against the infringer at COMPANY’s expense, Before commencing such action, COMPANY and, as applicable, any AFFILIATE, shall consult with HOSPITAL and shall give careful consideration to the views of HOSPITAL regarding the advisability of the proposed action and its potential effects on the public interest. COMPANY shall indemnify and hold HOSPITAL harmless from any costs, expenses or liability that HOSPITAL incurs in connection with such action, regardless of whether HOSPITAL is a party-plaintiff, except for the expense of any independent counsel retained by HOSPITAL in accordance with Section 7.5 below.

7.3 Assignment of PATENT RIGHT. If COMPANY elects to commence an action as described in Section 7.2 above, and in the reasonable opinion of COMPANY’s counsel, HOSPITAL is legally required to be named as a party to such action for standing or other purposes, HOSPITAL shall have, in its sole discretion, the option to either permit such action to be brought in its name and to be joined as a party-plaintiff, or to assign to COMPANY all of

HOSPITAL’s right, title and interest in and to the PATENT RIGHT which is the subject of such action (subject to all of HOSPITAL’s obligations to the government under law and any other rights that others may have in such PATENT RIGHT), If HOSPITAL elects to permit COMPANY to commence such action to be brought in its name and to be joined as a party plaintiff, HOSPITAL shall notify COMPANY of its election within thirty (30) days of notice from COMPANY of an action, or such shorter period as may be necessary to meet any deadlines for submitting or filing a response. If HOSPITAL at any time elects to assign its PATENT RIGHTS to COMPANY, such action by COMPANY shall thereafter be brought or continued without HOSPITAL as a party, if HOSPITAL is no longer an indispensable party; provided, however, that COMPANY shall continue to meet all of its obligations under this AGREEMENT, and COMPANY and HOSPITAL shall have the right to effectuate all the provisions of this AGREEMENT, including hut not limited the provisions of Section 10 hereunder, as if the assigned PATENT RIGHT were still licensed to COMPANY.

7.4 Settlement. Neither COMPANY nor HOSPITAL shall enter into any settlement, consent judgment or other voluntary final disposition of any infringement action involving PATENT RIGHTS in the LICENSE FIELD without the prior written consent of the other PARTY.

7.5 Cooperation. Each PARTY agrees to cooperate reasonably in any action under this Section 7 which is controlled by the other PARTY, provided that the controlling party reimburses the cooperating party for any costs and expenses incurred by the cooperating party in connection with providing such assistance, except for the expense of any independent counsel retained by the cooperating party in accordance with this Section 7.5. Such controlling party shall keep the cooperating party informed of the progress of such proceedings and shall make its counsel available to the cooperating party. The cooperating party shall also be entitled to independent counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the PARTY bringing suit in accordance with Section 7.6.

7.6 Recovery. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by the controlling party, then reimbursement of such expenses of the cooperating party, and then the remainder shall be divided between the PARTIES as follows:

(a)

(i)     if the amount is based on lost profits, COMPANY shall receive an amount equal to the damages COMPANY has suffered as a result of the infringement less the amount of any royalties and other payments that would have been due HOSPITAL on TRANSFERS of PRODUCT and PROCESSES lost by COMPANY and any other lost opportunities, as a result of the infringement; and

(ii) HOSPITAL shall receive an amount equal to the royalties and other payments it would have received if such TRANSFERS had been made and such other opportunities captured by COMPANY; and

(b)	The remainder of any awards other than those based 011 lost profits shall be shared equally by the PARTIES.

8. INDEMNIFICATION AND INSURANCE

8.1 Indemnification.

(a)	COMPANY shall indemnify, defend and hold harmless HOSPITAL and its AFFILIATES and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “INDEMNITEES”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the INDEMNITEES or any one of there in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any PRODUCT or PROCESS used or sold pursuant to any right or license granted under this AGREEMENT, provided, however, that the above indemnification shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligence, gross negligence, reckless misconduct or intentional misconduct of any INDEMNITEE.

(b)	As a condition of COMPANY’s indemnity obligation in Section 8.1(a) above, HOSPITAL shall promptly notify COMPANY of any actual claim or action with respect to the subject matter of the indemnity in this AGREEMENT, provided however that a delay in giving such notice shall relieve COMPANY of its indemnity obligation only to the extent that such delay actually increases COMPANY’s ultimate indemnity obligation; and hereby gives COMPANY authority to control the defense of any third party claim or action and the defense and settlement thereof with counsel of its own choice that are reasonably acceptable to the HOSPITAL. COMPANY shall, at its own expense, defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Any INDEMNITEE shall have the right to retain its own counsel, at its own expense, if representation of such INDEMNITEE by counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such INDEMNITEE and any other party represented by such counsel. COMPANY agrees to keep HOSPITAL informed of the progress in the defense and disposition of such claim and to consult with HOSPITAL prior to any proposed settlement.

(c)	This section 8.1 shall survive expiration of termination of this AGREEMENT.

8.2 Insurance.

(a)

Beginning at such time as any such PRODUCT or PROCESS is being commercially distributed, sold, Leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by COMPANY, an AFFILIATE, or SUBLICENSEE, COMPANY shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the INDEMNITEES as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for COMPANY’s indemnification under Section 8.1 of this AGREEMENT. If COMPANY elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the HOSPITAL and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Section 8.2 shall not be construed to create a limit of COMPANY’s liability with respect to its indemnification under Section 8.1 of this AGREEMENT.

(b)	COMPANY shall provide HOSPITAL with written evidence of such insurance upon request of HOSPITAL. COMPANY shall provide HOSPITAL with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if COMPANY does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen (15) day period, HOSPITAL shall have the right to terminate this AGREEMENT effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(c)	COMPANY shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during (i) the period that any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by COMPANY or by a licensee, affiliate or agent of COMPANY and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than fifteen (15) years.

(d)	This section 8.2 shall survive expiration of termination of this AGREEMENT.

9. WARRANTIES AND DISCLAIMER

9.1 Limited Warranties and Representations.

(a)	To the best knowledge of HOSPITAL’s Office of Corporate Sponsored Research and Licensing, HOSPITAL is the owner by assignment from INVESTIGATORS of the PATENT RIGHTS and has the right, power, and authority to enter into this agreement and license the PATENT RIGHTS to COMPANY hereunder.

(b)	To the best knowledge of HOSPITAL’s Office of Corporate Sponsored Research and Licensing, the execution and performance of this AGREEMENT does not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by HOSPITAL to any third person.

(c)	To the best knowledge of HOSPITAL’s Office of Corporate Sponsored Research and Licensing, HOSPITAL has not granted licenses or other rights to practice the PATENT RIGHTS to any other entity.

9.2 No Warranties. EXCEPT AS MAY BE EXPRESSLY SET FORTH HEREIN. HOSPITAL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME. SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, HOSPITAL MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF THE PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF THE PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF HOSPITAL OR OF ANY THIRD PARTY.

9.3 Disclaimer. IN NO EVENT SHALL EITHER HOSPITAL OR COMPANY OR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL AND PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE FOR SPECIAL, INCIDENTAL, TORT OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER HOSPITAL OR COMPANY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING. Notwithstanding the foregoing, nothing contained in this Section 9.3 shall be deemed to limit COMPANY’s obligation to indemnify HOSPITAL pursuant to Section 8.1 above for any amounts HOSPITAL is obligated to pay to third parties.

10. TERM AND TERMINATION

10.1 Term. The term of this AGREEMENT shall commence on the EFFECTIVE DATE and shall remain in effect until the later of (a) the date on which all issued patents and filed patent applications within the PATENT RIGHTS have expired or been abandoned, and (b) one (1) year after the last COMMERCIAL SALE for which a royalty is due under Section 4.5(a)(1), unless this AGREEMENT is terminated earlier in accordance with the provisions of this Section 10.

10.2 Termination for Failure to Pay. If COMPANY fails to make any payment due hereunder, HOSPITAL shall have the right to terminate this AGREEMENT upon ten (10) business days written notice, unless COMPANY makes such payments plus any interest due, as set forth in Section 4.9, within said ten (10) day notice period. If payments arc not made, HOSPITAL may immediately terminate this AGREEMENT at the end of said ten (10) day period. COMPANY shall be entitled to only one such cure period in a calendar year for a second failure to make payment on time within a calendar year, HOSPITAL, shall have the right to terminate this AGREEMENT immediately upon written notice.

10.3 Termination for Insurance and Insolvency. HOSPITAL shall terminate this AGREEMENT immediately upon written notice with no further notice obligation or opportunity to cure if COMPANY fails to maintain the insurance required by Section 8.2 or if COMPANY shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it.

10.4 Termination for Non-Financial Default. If COMPANY, its AFFILIATES or SUBLICENSEES shall materially breach its obligations under this AGREEMENT, including but not limited to its obligations under Section 3.1(b)(i) or 3.1(b)(ii), and if such breach has not been cured within sixty (60) days (or ninety (90) days with respect to breaches of the obligations in Section 3) after notice by HOSPITAL in writing of such breach, HOSPITAL may immediately terminate any licenses granted hereunder with respect to the country or countries in which such default has occurred at the end of said cure period. HOSPITAL shall also have the right to terminate such licenses immediately upon written notice, in the event of repeated defaults within one calendar year, even if cured within such sixty (60) or ninety (90) day periods, as the case may be.

10.5 Termination by Company. COMPANY shall have the right to terminate this AGREEMENT by giving ninety (90) days advance written notice to HOSPITAL and upon such termination shall immediately cease all use and TRANSFER of PRODUCTS and PROCESSES.

10.6 Effect of Termination on Sublicenses. Any sublicenses wanted by COMPANY under this AGREEMENT shall provide for termination, or assignment to HOSPITAL of COMPANY’s interest therein, consistent with the terms and conditions set forth in this Section 10.6, upon termination of this AGREEMENT or upon termination of any license hereunder under which such sublicense has been granted. In the event of termination of this AGREEMENT or any of the licenses hereunder, if a sublicense agreement is consistent with this AGREEMENT, HOSPITAL shall, within thirty (30) days after such termination, notify each SUBLICENSEE of HOSPITAL’s intent to accept direct assignment of such sublicense agreement and accept such assignment. In the event of termination of this AGREEMENT or any of the licenses hereunder, if HOSPITAL determines that a sublicense agreement is not consistent with this AGREEMENT, HOSPITAL shall terminate such sublicense agreement and HOSPITAL shall grant a direct license to each SUBLICENSEE effective as of the date of termination of this AGREEMENT provided that (1) SUBLICENSEE is not in default under its sublicense agreement, at the time of the termination of this AGREEMENT, and (ii) within thirty (30) days after the termination of this AGREEMENT, HOSPITAL notifies the SUBLICENSEE in writing that it has reasonably determined that the sublicense agreement is not consistent with this AGREEMENT. HOSPITAL shall negotiate with SUBLICENSEE in good faith the direct license from HOSPITAL to SUBLICENSEE under the PATENT RIGHTS and TECHNOLOGICAL INFORMATION (or the subset of the PATENT RIGHTS and TECHNOLOGICAL INFORMATION that was sublicensed to the SUB LICENSEE) in the sublicensed field, and such direct license shall otherwise be on the terms and conditions of the sublicense agreement between COMPANY and SUBLICENSEE to the extent that such terms are consistent with this AGREEMENT, provided however that if the economic terms in such sublicense agreement are less than the economic terms in this AGREEMENT, HOSPITAL shall not be obligated to grant a direct license unless the SUBLICENSEE agrees that the economic terms in the direct license agreement between the HOSPITAL and SUBLICENSEE shall be amended so that such terms are no less than what HOSPITAL would have received from COMPANY as a result of the sublicense from COMPANY to SUBLICENSEE and SUBLICENSEE’s performance thereunder had this AGREEMENT between HOSPITAL and COMPANY survived.

10.7 Effects of Termination of AGREEMENT. Subject to Section 10.6 above, upon termination of this AGREEMENT or any of the licenses hereunder for any reason, final reports in accordance with Section 5 shall be submitted to HOSPITAL and all royalties and other payments, including without limitation any unreimbursed PATENT COSTS, accrued or due to HOSPITAL as of the termination date shall become immediately payable. COMPANY shall cease, and shall cause its AFFILIATES and SUBLICENSEES to cease under any sublicense granted by COMPANY, all TRANSFERS and uses of PRODUCTS and PROCESSES upon such termination. The termination or expiration of this AGREEMENT or any licenses granted hereunder shall not relieve COMPANY, its AFFILIATES or SUBLICENSEES of obligations arising before such termination or expiration.

11. COMPLIANCE WITH LAW

11.1 Compliance. COMPANY shall have the sole obligation for compliance with, and that] ensure that any AFFILIATES and SUBLICENSEES comply with, all government statutes and regulations that relate to PRODUCTS, including, but not limited to, FDA statutes and regulations and the Export Administration Act of 1997, as amended, and the regulations promulgated thereunder, and any applicable similar laws and regulations of any other country in the LICENSE TERRITORY.

11.2 Patent Numbers. COMPANY shall cause all PRODUCTS sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law, COMPANY shall similarly cause all PRODUCTS shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.

12. MISCELLANEOUS

12.1 Entire Agreement. This AGREEMENT constitutes the entire understanding between the PARTIES with respect to the subject matter hereof.

12.2 Notices. Any written notices, reports, waivers, correspondences or other communications required under or pertaining to this AGREEMENT, and including all payments required hereunder, shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other PARTY, which for HOSPITAL shall be as follows:

Director, Corporate Sponsored Research and Licensing

Massachusetts General Hospital

Building 149, 13th Street, Suite 5036

Charlestown, MA 02129

Notices and payments shall be considered timely if such notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by legibly dated U.S. Postal Service postmark or dated receipt from a commercial carrier.

12.3 Amendment; Waiver. This AGREEMENT may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the PARTIES or, in the case of a waiver, by the PARTY waiving compliance. The failure of either PARTY at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either PARTY of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

12.4 Binding Effect. This AGREEMENT shall be binding upon and inure to the benefit of and be enforceable by the PARTIES hereto and their respective permitted successors and assigns.

12.5 Assignment. Except as set forth in this Section 12.5, COMPANY shall not assign any of its rights or obligations under this AGREEMENT without the prior written consent of HOSPITAL. Provided that COMPANY has fulfilled its diligence obligations as set forth in Section 3, no such consent will be required, however, to assign this AGREEMENT to a successor of the COMPANY’s business to which this AGREEMENT pertains or to a purchaser of substantially all of the COMPANY’s assets related to this AGREEMENT, so long as such successor or purchaser shall agree in writing to be bound by the terms and conditions hereof prior to such assignment. COMPANY shall notify HOSPITAL in writing of any such assignment and provide a copy of all assignment documents and related agreements to HOSPITAL within thirty (30) days of such assignment. Failure of an assignee to are to be bound by the terms hereof or failure of COMPANY to notify hospital and provide copies of assignment documentation shall be grounds for termination of this AGREEMENT for default.

12.6 Force Majeure. Neither PARTY shall be responsible for delays resulting from causes beyond the reasonable control of such PARTY, including without limitation fire, explosion, flood, war, sabotage, sir Ike or riot, provided that the nonperforming PARTY uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this AGREEMENT with reasonable dispatch whenever such causes are removed.

12.7 Use of Name. Neither PARTY shall use the name of the other PARTY or of any trustee, director, officer, staff member, employee, student or agent of the other PARTY or any adaptation thereof in any advertising, promotional or sales Literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the PARTY or individual whose name is to be used. For HOSPITAL, such approval shall be obtained from HOSPITAL’s Chief Public Affairs Officer.

12.8 Governing Law. This AGREEMENT shall be governed by and construed and interpreted in accordance with the Jaws of the Commonwealth of Massachusetts, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Each PARTY agrees to submit to the exclusive jurisdiction of the Superior Court for Suffolk County, Massachusetts, and the United States District Court for the District of Massachusetts with respect to any claim, suit or action in law or equity arising in any way out of this AGREEMENT or the subject matter hereof.

12.9 Hospital Policies. COMPANY acknowledges that HOSPITAL’s employees and medical and professional staff members and the employees and staff members of HOSPITAL’s AFFILIATES are subject to the applicable policies of HOSPITAL and such AFFILIATES, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters. COMPANY shall provide HOSPITAL with any agreement it proposes to enter into with any employee or staff member of HOSPITAL or any of HOSPITAL’s AFFILIATES for HOSPITAL’s prior review and shall not enter into any oral or written agreement with such employee or staff member which conflicts with any such policy. HOSPITAL shall provide COMPANY, at COMPANY’s request, with copies of any such policies applicable to any such employee or staff member.

12.10 Severability. If any provision(s) of this AGREEMENT are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the PARTIES that the remainder of this agreement shall not be effected thereby. It is further the intention of the PARTIES that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this AGREEMENT a provision which shall be as similar as possible in economic and business objectives as intended by the PARTIES to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

12.11 Survival. In addition to any specific survival references in this AGREEMENT, Sections 1, 2.4, 5.5, 5.6, 8.1, 8.2, 9.2, 9.3, 10.6, 10.7, 11.1, 12.2, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12 and 12.13 shall survive termination or expiration of this AGREEMENT.

12.12 Interpretation. The PARTIES hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

12.13 Headings. All headings are for convenience only and shall not affect the meaning of an) provision of this AGREEMENT.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the PARTIES have caused this AGREEMENT to be executed by their duly authorized representatives as of the date first written above.

COMPANY		HOSPITAL

BY:	/s/ Scott Wolf	BY:	/s/ F. Toneguzzo, Ph.D.
	Name: Scott Wolf		Name: Frances Toneguzzo, Ph.D.
Director
TITLE:	CEO	TITLE:	Corporate Sponsored Research and Licencing
DATE:	5/17/05	DATE:	5/17/05

Appendix A

PATENT RIGHTS

1. US Utility Patent Application, Serial No- 10/391,221, filed on March 17th, 2003, claiming priority From US Provisional Application, Serial No. 60/365,662, filed on March 15th, 2003.

2. US Utility Patent Application, Serial No. 11/016,196, filed on December 17th, 2003, a continuation in part of US Utility Patent Application, Serial No 10/391,221.

3. PCT Patent Application, Serial No. US03/08014, filed on March 17, 2003.

4. Australia: Patent Application No 2003220311, claiming priority from PCT Patent Application No. PCT/US03/08014, tiled on March 17th, 2003.

5. Brazil: Patent Application No, 0308642.9, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.

6. Canada: Patent Application No. 2,478,887, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.

7. China: Patent Application No, 03810938.7, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.

8. Israel: Patent Application No. 164115, claiming priority from PCT Patent Application No. PCT/US03/08014, filed on March 17th, 2003.

9. Japan: Patent Application No. 2003-576590, claiming priority from PCT Patent Application No PCT/US03/08014, filed on March 17th, 2003.

10. Mexico: Patent Application No. 2004-008992, claiming priority from PCT Patent Application No PCT/US03/08014, filed on March 17th, 2003.

11. EPO: Patent Application No. 03711609.7, claiming priority from PCT Patent Application No, PCT/US03/08014, filed on March 17th, 2003.

Appendix B

SALES REPORTS

AGREEMENT INCOME REPORT	Royalty Income
[MGH][BWH] Agreement # -
Licensee -
Sub-Licensee -

Separate reports must be filed for:

1.	Each Product sold.

2.	Each country of sale, if different deductions or royalty rates apply.

Product Name:

Report Time Period:

From	mm/dd/yyyy
To	mm/dd/yyyy

Country of Sale

Quantity Sold

Gross Sales (USD)	$	$	$

Exchange Rate

Deductions (Itemize)

Please list each deduction separately. Use same definition as appears in Agreement and include the contract paragraph as a reference (Std Section 1.17(a)(ii) line item deductions listed below).

A1.
A2.
A3.
A4.
B.

Total Deductions	( )	( )

( )
Net Sales

Royalty Percentage

Credits (itemize)	( )	( )

( )

Royalties Due	$	$	$

PLEASE ATTACH DETAIL SALES REPORTS AS REQUIRED

Appendix C

RUBINSKY LICENSE

[To be attached within 30 days of its execution]

PATENT ASSIGNMENT AGREEMENT

This Patient Assignment Agreement (this “Agreement”) is entered into effective as of this 27th day of May, 2005 (the “Effective Date”), by and between Juniper Medical, Inc., a Delaware corporation having a principal place of business at 550 Hamilton Avenue, Palo Alto, CA 94025 (“Juniper”), and Boris Rubinsky, Ph.D., having a residence at 1619 Sonoma Avenue, Albany, CA 94707 (“Dr. Rubinsky”).

WITNESSETH

WHEREAS, Dr. Rubinsky has assigned to The Foundry, Inc. (“The Foundry”) all of his right, title and interest in and to the 787 Patent (as defined below) pursuant to an Assignment of Patent dated January 27, 2005;

WHEREAS, Dr. Rubinsky and the Foundry are parties to an agreement, dated January 24, 2005 (the “Option Agreement”), pursuant to which The Foundry has the right to acquire the 675 Patent (as defined below) from Dr. Rubinsky in accordance with the terms of such Option Agreement;

WHEREAS, Juniper and The Foundry are parties to a separate patent Assignment Agreement, dated as of the date hereof (the “Foundry Agreement”), pursuant to which The Foundry has agreed to assign to Juniper all of its right, title and interest in and to the 787 Patent, and to waive its right under the Option Agreement to acquire the 675 Patent from Dr. Rubinsky, subject to a grant-back of certain licenses under the 787 Patent and the 675 Patent from Juniper to The Foundry pursuant to the terms of the Foundry Agreement;

WHEREAS, Dr. Rubinsky desires to assign to Juniper, and Juniper desires to acquire from Dr. Rubinsky, all of his right, title and interest in and to the 675 Patent in accordance with the terms of this Agreement;

NOW, THEREFORE, in view of the foregoing premises and the mutual covenants set forth herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 675 Patent: The U.S. Patent No. 6,032,675, “Freezing Method for Controlled Removal of Fatty Tissue by Liposuction”, Assignee: Boris Rubinsky, Issued on March 7, 2000, and any continuations, divisionals, reissues, revivals, reexaminations, extensions and foreign counterparts thereof.

1.2 787 Patent: The U.S. Patent No. 6,041,787, “Use of Cryoprotective Agent Compounds During Cryosurgery”, Assignee: The Foundry, Inc., Issued on March 28, 2000, and any continuations, divisionals, reissues, revivals, reexaminations, extensions and foreign counterparts thereof.

1.3 Affiliate: With respect to Juniper, a corporation or business entity that, directly or indirectly, is controlled by, controls, or is under common control with Juniper, together with all officers, members, managers and directors of such party, corporation or business entity. For this purpose, the word “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the equity or voting shares or interest of such corporation or business entity having the right to vote for the election of directors, or the power to appoint a majority of the board of directors or other governing body or otherwise to direct the management and polices of such corporation or business entities, whether by contract or otherwise.

1.4 Assigned Patents: The 675 Patent and/or the 787 Patent, as the case may be.

1.5 Confidential Information: All confidential or proprietary information concerning a party’s technology, products, business information or objectives, that is designated as confidential in writing by the disclosing party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret or other information is disclosed by the disclosing party to the receiving party. Notwithstanding the foregoing to the contrary, all materials or other information that is orally, electronically or visually disclosed by either party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of such party for thirty (30) days after its disclosure and thereafter shall remain Confidential Information only if within such 30-day period after such disclosure the disclosing party delivers to the receiving party a written document or documents describing the materials or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made.

1.6 FDA: The United States Food and Drug Administration or any successor agency thereto.

1.7 Field: Cooling or the use of cryoprotective devices or agents for the purposes of removal, reduction or destruction of cutaneous, subcutaneous or subdermal fat or cellulite. For avoidance of doubt, the Field shall not include cooling for the purposes of the treatment or prophylaxis of discomfort, swelling, scarring and other undesired effects associated with cosmetic or dermatologic procedures.

1.8 First Commercial Sale: The first commercial sale of a Product by Juniper or its Licensees to a third party, excluding sales for test marketing, clinical trial purposes or compassionate or similar use.

1.9 Licensees: Any entity authorized by Juniper to make, have made, use, offer to sell, sell or import Products.

1.10 Net Revenues: All proceeds received by Juniper or its Affiliates from Licensees for the licensing, assignment or other conveyance of the Assigned Patents by Juniper, but specifically excluding (a) royalties, (b) payments received by Juniper for the purchase or sale of equity in Juniper at a price up to and including Fair Market Value, provided that any amount of such payments for the purchase or sale of equity which exceed the Fair Market Value is treated as Net Revenues, (c) loans to Juniper (other than interest-free loans), and (d) payments received by Juniper to fund research and development efforts, and less the following deductions: (x) cost reimbursement, and (y) transaction costs directly incurred by Juniper for such license, assignment or other conveyance of any Assigned Patents. For purposes hereof, “Fair Market Value” of a share of Juniper stock shall mean the price per share that Juniper would reasonably be expected to obtain from a willing buyer in an arm’s length transaction for shares of such stock sold by Juniper, from authorized but unissued shares, as determined in good faith by the Board of Directors of Juniper.

1.11 Net Sales: The gross amount received by Juniper, its Affiliates or its Licensees on sales or other dispositions of Products to third parties, less the following deductions:

(a) Trade, cash and/or quantity discounts actually allowed and taken directly with respect to such sales;

(b) Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly by Juniper or its Licensees with respect to the production, sale, delivery or use of the Product (excluding taxes based on income);

(c) Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates or retroactive price reductions; and

(d) Freight, insurance and other transportation charges incurred in shipping a Product to third parties.

Such amounts shall be determined from the books and records of Juniper, its Affiliates and/or its Licensees, maintained in accordance with generally accepted accounting principles, consistently applied. In the case of any sale of Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received. In the event the Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) or service(s) included in the Combination Product when sold separately, in each case during the applicable royalty reporting period or, if sales of both the Product and the other product(s) or service(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other product(s) or service(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Product and D is the fair market value of all other product(s) or service(s) included in the Combination Product. In such event, Juniper shall in good faith make a determination of the respective fair market values of the Product and all other product(s) or service(s) included in the Combination Product, and shall notify Dr. Rubinsky of such determination and provide Dr. Rubinsky with data to support such determination. Dr. Rubinsky shall have the right to review such determination and supporting data, and to notify Juniper if he disagrees with such determination. As used above, the term “Combination Product” means any product or service that consists of the Product and other products or services.

1.12 Product: A product and/or service where the manufacture, use, sale, offer for sale or import of such product or service would infringe one or more Valid Claims of any Assigned Patents.

1.13 Required Third Party Payments: Payments to a third party to license patents covering such third party’s technology if, in the absence of such license, the use by Juniper of the specific technology covered by any Assigned Patent would or is likely to, in the reasonable judgment of Juniper, infringe such patents.

1.14 Valid Claim: One or more claims of an issued U.S. patent included in the Assigned Patents which as not been donated to the public, disclaimed nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

ARTICLE 2

PATENT ASSIGNMENT

2.1 Patent Assignment.

(a) Notwithstanding anything in the Option Agreement to the contrary, Dr. Rubinsky hereby irrevocably assigns, transfers and sells the 675 Patent to Juniper, free and clear of all liens, mortgages, pledges, security interests, prior assignments, prior licenses and encumbrances of any kind or nature whatsoever. Concurrently with the execution hereof, Dr. Rubinsky shall execute and have notarized a Patent Assignment in the form attached hereto as Exhibit A for filing, by Juniper, with the U.S. Patent and Trademark Office and any foreign patent office that is relevant.

(b) Dr. Rubinsky and Juniper hereby acknowledge and agree that the Option Agreement is hereby terminated and superseded in its entirety by this Agreement.

2.2 Further Assurances. At any time and from time to time after the date hereof, at Juniper’s request and expense, Dr. Rubinsky promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as Juniper may reasonably request to more effectively transfer, convey and assign to Juniper, and to confirm Juniper’s title to, the Assigned patents, to assist Juniper in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

2.3 Transfer of Patent Files. No later than three (3) business days following the date hereof, Dr. Rubinsky shall deliver to Juniper all existing files and records pertaining to the Assigned patents in its possession or control, including, but not limited to, all office actions, drafts, receipts, drawings, correspondence, disclosures, models, copies, prototypes, diagnostic reports, test results, opinions, prior art (including search results, publications and copies of patents) and analyses (collectively, the “Patent Files”).

2.4 New Inventions. During the two (2) year period following the Effective Date, Dr. Rubinsky shall promptly notify Juniper in writing (“Notice of Invention”) of each invention related to the Field (“New Invention”) which is conceived, as evidenced by contemporaneous documentation, or actually or constructively reduced to practice by Dr. Rubinsky. Juniper shall have the right to exercise an option to obtain an exclusive license in the Field to each such New Invention by notifying Dr. Rubinsky in writing (“Notice of Exercise”) within thirty (30) days of its receipt of the Notice of Invention, of Juniper’s desire to negotiate the terms of such an exclusive license. Juniper and Dr. Rubinsky shall negotiate the terms of such an exclusive license in good faith for up to sixty (60) days after Dr. Rubinsky’s receipt of Juniper’s Notice of Exercise. If, despite such good faith negotiations, Juniper and Dr. Rubinsky are unable to finalize an agreement with respect to an exclusive license in the Field of such New Invention within such sixty (60) day period, Dr. Rubinsky shall be free to negotiate with any third party with respect to a license of such New Invention.

ARTICLE 3

DUE DILIGENCE REQUIREMENTS

3.1 Financing Requirement. Juniper shall use commercially reasonable efforts to raise at least One Million Dollars (US$1,000,000) in financing within one (1) year of the Effective Date.

3.2 Milestones. Juniper (itself or through its Licensees) shall use commercially reasonable efforts to:

(a) Initiate concept feasibility clinical trials within two (2) years of the Effective Date;

(b) Complete a U.S. clinical trial of a Product within four (4) years of the Effective Date;

(c) File an application for FDA clearance or approval of a Product within five (5) years of the Effective Date;

(d) Obtain FDA clearance or approval of a Product within six (6) years of the Effective Date; and

(e) Commence First Commercial Sale of a Product in the U.S. within six (6) months of obtaining FDA clearance or approval of such Product.

3.3 Failure to Meet Diligence Requirements. If Juniper fails to meet any of the requirements set forth in Section 3.1 or Section 3.2 and is unable to cure such failure within ninety (90) days of Dr. Rubinsky’s notice to Juniper of such failure, Dr. Rubinsky may, at his option, increase the Minimum Royalty Amounts due under Section 4.2 of this Agreement to One Hundred Thousand Dollars (US$100,000), commencing with the next Minimum Royalty Amount due for the year during which such failure occurred. Notwithstanding anything in this Agreement to the contrary, such increase in the Minimum Royalty Amounts shall be Dr. Rubinsky’s sole remedy, and Juniper’s sole liability, with respect to any failure by Juniper to meet the requirements set forth in Section 3.1 or Section 3.2 hereof.

ARTICLE 4

PAYMENTS

4.1 Fees.

(a) Juniper shall pay to Dr. Rubinsky a non-refundable, one-time fee of One Hundred Fifty Thousand Dollars (US$150,000) within thirty (30) days after the Effective Date.

(b) Juniper will also reimburse Dr. Rubinsky up to a total aggregate of Thirty Thousand Dollars (US$30,000) for reasonable, documented patent costs and expenses incurred by Dr. Rubinsky prior to the Effective Date with respect to the Assigned Patents. Dr. Rubinsky shall invoice Juniper for such costs and expenses within thirty (30) days after the Effective Date and Juniper shall make payment of such amount within thirty (30) days of receipt of invoice for such amount.

4.2 Minimum Royalties. Subject to Section 3.3, Juniper shall pay to Dr. Rubinsky minimum annual royalties (“Minimum Royalty Amount”) in the following manner:

Minimum Royalty Amount	Payment Due Date

(a) Twenty Five Thousand Dollars (US$25,000)	Upon the earlier of (i) the first (1st) anniversary of First Commercial Sale, or (ii) the second (2nd) anniversary of the Effective Date (the “Minimum Royalty Payment Date”)

(b) Forty Thousand Dollars (US$40,000)	Upon the first (1st) anniversary of the Minimum Royalty Payment Date

(c) Fifty Five Thousand Dollars (US$55,000)	Upon the second (2nd) anniversary of the Minimum Royalty Payment Date

(d) Seventy Thousand Dollars (US$70,000)	Upon the third (3rd) anniversary of the Minimum Royalty Payment Date

(e) Eighty Five Thousand Dollars (US$85,000)	Upon the fourth (4th) anniversary of the Minimum Royalty Payment Date

(f) One Hundred Thousand Dollars (US$100,000)	Upon the fifth (5th) anniversary of the Minimum Royalty Payment Date and each anniversary of the Minimum Royalty Payment Date thereafter during the term of this Agreement

Such Minimum Royalty Amounts shall be credited in full against the earned royalties hereunder for the calendar year in which such Minimum Royalty Amounts are paid.

4.3 Royalties.

(a) Royalty. Juniper shall pay to Dr. Rubinsky royalties in an amount equal to four percent (4%) of Net Sales, subject to Sections 4.3(b), 4.3(c) and 4.3(d) below.

(b) Reductions. Notwithstanding anything in this Agreement to the contrary, (i) if at any time the total amounts paid to Dr. Rubinsky under this Agreement (whether under this Section 4.3 or under Sections 4.1, 4.2 or 4.4) equal an aggregate of at least Five Million Dollars (US$5,000,000), the royalty rate for Product shall be reduced to two percent (2%) of Net Sales for the remainder of the term of this Agreement, (ii) if at any time the total amounts paid to Dr. Rubinsky under this Agreement (whether under this Section 4.3 or under Sections 4.1, 4.2 or 4.4) equal an aggregate of at least Ten Million Dollars (US$10,000,000), the royalty rate for Product shall be reduced to one percent (1%) of Net Sales for the remainder of the term of this Agreement, and (iii) if at any time the total amounts paid to Dr. Rubinsky under this Agreement (whether under this Section 4.3 or under Sections 4.1, 4.2 or 4.4) exceeds Twenty Million Dollars (US$20,000,000), no further royalty payments shall be owed to Dr. Rubinsky hereunder.

(c) Required Third Party Payments. Juniper shall be entitled to deduct, from the quarterly royalty payments made by it in respect of Net Sales of Product in a country, fifty percent (50%) of Required Third Party Payments paid by Juniper with respect to such Product in such country; provided that, in no event shall a deduction under this Section 4.3(c) reduce any quarterly royalty payment made by Juniper in respect of Net Sales of Product in a country by more than fifty percent (50%). Any deduction that is not usable pursuant to the final clause of the immediately preceding sentence may be carried forward for use in a future period.

(d) Royalties Payable Only Once. The obligation to pay royalties is imposed only once with respect to the same unit of a Product. Where services are performed using a Product, Net Sales are calculated based upon the price of the Product and not again for the related services.

(e) Sales to Licensees. Sales of Products between Juniper and its Licensees, or among such Licensees, shall not be subject to royalties under this Section 4.3, but in such cases the royalties shall be calculated on the Net Sales by such Licensees to a third party.

4.4 Sublicense Revenues. Juniper shall pay to Dr. Rubinsky thirty percent (30%) of the Net Revenues received from Licensees by Juniper. Within thirty (30) days after receipt by Juniper of Net Revenues, Juniper shall provide Dr. Rubinsky with a written report setting forth the nature and amount of the Net Revenues and the identity of the Licensee. The payment required by this Section 4.4 shall accompany such report.

4.5 Reporting; Audits. Following the Minimum Royalty Payment Date, within sixty (60) days following the end of each calendar quarter during the term of this Agreement, Juniper shall submit to Dr. Rubinsky a reporting form setting forth with respect to such quarter (a) the quantities of Products as to which royalties are due hereunder, and (b) a computation of such royalties. Payment in full of such royalties (less any credits under Section 4.2 or deductions under Section 4.3 (c)) for each quarter shall be due together with such reporting form. Not more frequently than once per calendar year, and following ten(10) days written notice to Juniper, Dr. Rubinsky may appoint an independent third party (reasonably acceptable to Juniper) to review Juniper’s books and records during Juniper’s customary business hours for the sole purpose of determining Juniper’s compliance with Article 4 in a manner which will not be unduly burdensome to Juniper. In addition to the foregoing (if the foregoing review reveals an underpayment by Juniper), no more than one time per year upon ten (10) days written notice and during normal business hours, Dr. Rubinsky may request an audit of Juniper’s financial records to determine compliance with Article 4 by an independent Certified Public Accountant approved by Juniper; provided that the costs of such audit will be borne by Dr. Rubinsky; provided, further, however, that the costs of such audit will be borne by Juniper in the event that the audit determines that royalties have been understated by 5% or more. All information and data obtained for such reviews or audits shall be maintained in strict confidence by Dr. Rubinsky, will be deemed Confidential Information, will be used solely for the express purpose set forth in this Agreement, and will not be disclosed to third parties except as may be so ordered by a court of competent jurisdiction. In the event that the audit reveals an underpayment, Juniper shall, as Dr. Rubinsky’s sole and exclusive remedy for such failure to pay, pay to Juniper all unpaid fees, including interest thereon, and the costs of such audit (if applicable).

4.6 Royalty Term. The royalties payable under Section 4.3 shall be paid on a country-by-country basis on each Product until the earlier of (a) the expiration of the last to expire of the Assigned Patents or (b) the date that no further royalty payments are owed to Dr. Rubinsky hereunder, as set forth in Section 4.3(b)(iii) (the “Royalty Term”).

4.7 Method of Payment. All payments hereunder shall be made by check or wire transfer to such bank and account as the payee may from time to time designate in writing. All payments shall be made in the U.S. Dollars.

ARTICLE 5

EQUITY

5.1 Initial Issuance. Within thirty (30) days after the Effective Date, Juniper shall issue to Dr. Rubinsky Thirty Thousand Nine Hundred Twenty Eight (30,928) shares of Juniper’s Common Stock, $.001 per value per share (“Common Stock”) which shall be equal to three percent (3%) of the Fully Diluted Shares Outstanding (as defined below) of Juniper as of the date

Juniper has raised One Million Dollars ($1,000,000) in equity financing. Such shares shall be issued pursuant to the Investment Agreement set forth as Exhibit B to this agreement. As used herein, “Fully Diluted Shares Outstanding” means, as of any specified date, the aggregate of (a) the shares of Common Stock, or securities convertible into Common Stock on an as-converted basis, outstanding as of such date, and (b) the shares of Common Stock, or securities convertible into Common Stock on an as-converted basis, subject to issuance under Juniper’s option plan.

ARTICLE 6

PROSECUTION, MAINTENANCE AND ENFORCEMENT

6.1 Prosecution and Maintenance.

(a) Prosecution Activities. Juniper shall promptly inform Dr. Rubinsky of any activities in connection with any reexamination, reissuance or extension of any Assigned Patent (“Prosecution Activities”). Dr. Rubinsky may recommend courses of action in connection with such Prosecution Activities and Juniper shall consider in good faith such recommendations. Dr. Rubinsky shall cooperate with Juniper with respect to such Prosecution Activities, including without limitation:

(i) being reasonably available to Juniper (or Juniper’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable Juniper to undertake Prosecution Activities;

(ii) providing Juniper with copies of all correspondence pertaining to the Assigned Patents, to the extent not provided to Juniper as part of the Patent Files under Section 2.3 hereof; and

(iii) cooperating, if necessary and appropriate, with Juniper in gaining patent term extensions whenever applicable.

(b) Costs and Expenses. Juniper should bear all costs and expenses in connection with any Prosecution Activity.

6.2 Infringement.

(a) Infringement of Assigned Patents. Juniper shall keep Dr. Rubinsky informed of any actions taken by Juniper after becoming aware of the infringement of any Assigned Patents. Dr. Rubinsky shall cooperate with Juniper to the extent reasonably possible, including the joining of suit if necessary or desirable.

(b) Notification. In the event that Dr. Rubinsky becomes aware of any claim that the practice by Juniper of either the 675 Patent or the 787 Patent infringes the intellectual property rights of any third party, Dr. Rubinsky shall promptly notify Juniper, including providing to Juniper copies of any notices it receives within fifteen (15) days following receipt thereof from third parties regarding any patent nullity actions, any declaratory judgment actions or any alleged infringement involving any Assigned Patent.

(c) Costs. Juniper shall assume and pay all out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 6.2, including without limitation, the fees and expenses of each party’s counsel.

(d) Recoveries. Any recovery obtained by Juniper as a result of any proceeding described in Section 6.2(a) or from any counterclaim or similar claim asserted in a proceeding described in Section 6.2(b), by settlement or otherwise, shall be applied in the following order of priority:

(i) first, to reimburse each party for all litigation costs in connection with such proceeding paid by that party and not otherwise recovered (on a pro rata basis based on each party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(ii) second, the remainder of the recovery shall be paid to Juniper.

6.3 No Other Obligations. Other than as set forth in this Article 6, neither party hereto shall owe any obligation hereunder to the other party to prosecute, maintain, or enforce, either domestically or abroad, any patent or patent application corresponding to any Assigned Patent.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF DR. RUBINSKY

Dr. Rubinsky makes the following representations and warranties to Juniper:

7.1 Ownership. Dr. Rubinsky is the sole, exclusive, true and lawful owner of the 675 Patent. Dr. Rubinsky has the unencumbered right to sell and transfer to Juniper good, clear record and marketable title to the 675 Patent as contemplated hereby.

7.2 Licenses. Except for the Option Agreement, Dr. Rubinsky (a) has not granted any license, right or authority under any Assigned Patents to any third party and (b) is not a party to or bound by any license or other agreement related to the manufacture or use of Products. The Option Agreement is hereby terminated and superseded in all respects by the terms of this Agreement.

7.3 Sufficiency of Rights. The 675 Patent and, to Dr. Rubinsky’s knowledge, the 787 Patent are subsisting and in full force and effect. The execution of this Agreement will not result in the loss or impairment of the rights of Juniper to own or use any Assigned patent. The assigned Patents represent all of the rights owned, possessed or controlled by Dr. Rubinsky relevant to or necessary for the manufacture, use or sale of Products in the Field.

7.4 Claims. No claims or proceedings, or threat of claims, are known by Dr. Rubinsky or have been asserted by any third party against Dr. Rubinsky relating to the use of Assigned Patents or challenging or questioning the validity, effectiveness or infringement of third-party rights thereof. No claims, demands or proceedings are pending by Dr. Rubinsky charging any third party with infringement of any Assigned Patent, and Dr. Rubinsky knows of no third party intellectual property rights that would be infringed by the manufacture, use or sale of Products in the Field. To Dr. Rubinsky’s knowledge, no settlement agreements, consents, judgments, orders, forbearance to sue or similar obligations limit or restrict Dr. Rubinsky’s rights in and to any Assigned Patents.

7.5 Authorization. This Agreement has been duly and validly executed and delivered by Dr. Rubinsky, and constitutes the valid and legally binding obligation of Dr. Rubinsky, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement has been duly authorized by Dr. Rubinsky, and no other corporate proceedings on the part of Dr. Rubinsky are necessary to authorize this Agreement or the transactions contemplated hereby.

7.6 Juniper Warranties. Juniper hereby represents and warrants that this Agreement has been duly and validly executed and delivered by Juniper, and constitutes the valid and legally binding obligation of Juniper, enforceable in accordance with its terms and conditions. The execution, delivery, and performance of this Agreement has been duly authorized by Juniper, and no other corporate proceedings on the part of Juniper are necessary to authorize this Agreement or the transactions contemplated hereby.

7.7 NO OTHER WARRANTIES. EXCEPT FOR THE WARRANTIES SET FORTH UNDER THIS SECTION 7, ANY AND ALL CONFIDENTIAL INFORMATION, DOCUMENTS AND OTHER MATERIALS DISCLOSED OR DELIVERED BY ONE PARTY TO THE OTHER HEREUNDER IS DONE ON AN “AS IS BASIS” WITHOUT ANY ADDITIONAL REPRESENTATIONS, WARRANTIES OR CONDITIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED STATUTORY OR OTHERWISE AND EACH PARTY HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, TITLE AND NON-INFRINGEMENT. DR. RUBINSKY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER THAT ANY OF THE PATENTS COVERED BY THIS AGREEMENT ARE EITHER VALID OR ARE NOT INFRINGED BY ANY THIRD PARTY. DR. RUBINSKY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER THAT PRODUCTS MADE ACCORDING TO THE PATENTS COVERED BY THIS AGREEMENT DO NOT INFRINGE ANY RIGHTS OF ANY THIRD PARTY. JUNIPER HEREBY ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO REVIEW AND CONDUCT DUE DILIGENCE ON THE ASSIGNED PATENTS INCLUDING ANY PATENT FILES RELATED TO THE ASSIGNED PATENTS.

ARTICLE 8

LIMITATION OF LIABILITY

8.1 LIMITATION ON CONSEQUENTIAL DAMAGES. EXCEPT IN THE CASE OF FRAUD BY EITHER PARTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY OTHER INDIRECT OR SPECIAL, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.2 LIMITATION OF LIABILITY. EXCEPT IN THE CASE OF FRAUD BY EITHER PARTY, IN NO EVENT SHALL EITHER PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED, WITH RESPECT TO JUNIPER, THE AMOUNTS PAID OR PAYABLE UNDER THIS AGREEMENT AND, WITH RESPECT TO DR. RUBINSKY, THE AMOUNTS RECEIVED BY DR. RUBINSKY FROM JUNIPER HEREUNDER. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

ARTICLE 9

CONFIDENTIALITY

9.1 Neither party hereto will disclose, publish, or disseminate any Confidential Information of the other party hereto, nor use any such Confidential Information other than for purposes of this Agreement or as otherwise permitted under this Agreement. Such obligations of confidentiality imposed under this Article 9 shall expire five (5) years following expiration or termination of this Agreement.

9.2 The obligations of confidentiality contained in this Article 9 will not apply to Confidential Information which:

(a) is or becomes generally available to the public other than as a result of a disclosure by the party receiving such information or such party’s representatives;

(b) is in the possession of a party, without confidentiality restrictions, at the time of disclosure by the other party as shown by the receiving party’s files and records immediately prior to the time of disclosure;

(c) is disclosed to the receiving party without restriction by a third party who had a right to disclose and was not under an obligation of confidence to the disclosing party;

(d) is independently developed by the receiving party without use of or reference to the Confidential Information of the disclosing party; or

(e) is required to be disclosed to comply with any applicable law, order, decree or government or stock exchange request or regulation (in which case (i) the party seeking to disclose such information will provide the party from whom the information was received with prompt written notice so that said party may seek a protective order or other appropriate remedy or waive compliance with the confidentiality provisions hereof and (ii) in the event such protective order or other remedy is not obtained, to that compliance with the confidentiality provisions heroes Is waived, the party seeking to disclose such information will furnish only such portion of such information which it is advised in writing by counsel is legally advisable to furnish and will use its commercially responsible efforts to obtain reliable assurance, to the extent available, that confidential treatment will be accorded such information).

9.3 Notwithstanding Section 9.1, each party hereto may disclose Confidential Information of the disclosing party to is and its licensees’ directors, officers, employees, consultants, advisers and agents and existing and potential investors, lenders and acquirers whose rights and duties reasonably require them to have access to such Confidential Information, provided that such licensees, directors, officers, employees, consultants, advisers, agents, investors, lenders and acquirers are bound to maintain the confidentiality of such Confidential Information pursuant to terms at least as restrictive as those set forth herein.

ARTICLE 10

TERM; TERMINATION

10.1 Term. This Agreement shall become effective as of the Effective Date and shall otherwise remain in effect until the end of the Royalty Term.

10.2 Termination.

(a) Except as set forth in Section 3.3 or Section 10.2(b) hereof, either party hereto may terminate this Agreement upon written notice to the other party if such other party materially breaches any term of this Agreement and has failed to cure such breach within sixty (60) days of notice thereof.

(b) Dr. Rubinsky may terminate this Agreement upon written notice to Juniper if Juniper materially breaches any of its payment obligations to Dr. Rubinsky under Section 4.1, 4.2, 4.3 or 4.4 hereof and has failed to cure such breach within ninety (90) days of notice thereof.

10.3 Effect of Termination.

(a) Upon any termination of this Agreement by Dr. Rubinsky under Section 10.2(a) or 10.2(b) hereof for Juniper’s uncured material breach, (i) all right, title and interest in and to the 675 Patent shall automatically revert to Dr. Rubinsky, and Juniper shall be deemed to have automatically assigned and hereby assigns all right, title and interest in and to the 787 Patent, subject to the rights and licenses granted to The Foundry under Section 2.6 of the Foundry Agreement (Grant of License Back) with respect to the Assigned Patents, which shall remain in full force and effect with the terms thereof (the “License Back”) and (ii) Juniper shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as Dr. Rubinsky may reasonably request to more effectively transfer, convey and assign to Dr. Rubinsky, and to confirm Dr. Rubinsky’s title to, the 675 Patent, subject to the License Back. For purposes of clarity, (1) the License Back described in the preceding clause (i) applies only to the Assigned Patents in the form in which they were provided by The Foundry and Dr. Rubinsky to Juniper on the Effective Date, and shall not be deemed to cover any improvements, modifications or derivative works thereof developed after the Effective Date by or for, nor any intellectual property right of, Juniper, its

Affiliates or Licensees other than the Assigned Patents and (2) to the extent the practice, exercise or other exploitation of any such improvements, modifications or derivative works require or rely on any rights of the Assigned Patents, no such rights shall be deemed, whether by implication, estoppel or otherwise, granted to Juniper, its Affiliates or Licensees under the Assigned Patents, and any license with respect to such rights shall be shall be solely as may be mutually agreed to between the parties in a separate and written agreement.

(b) Upon the expiration of this Agreement or any termination of this Agreement by Juniper under Section 10.2(a) hereof for Dr. Rubinsky’s uncured material breach, (i) Sections 2.1, 2.2 and 2.5 shall survive such expiration or termination, and (ii) no further royalty payments shall be owed by Juniper to Dr. Rubinsky hereunder with respect to any Assigned Patents.

(c) Upon any termination or expiration of this Agreement, nothing in this Agreement shall be construed to release any Party from any obligations that accrued prior to the effective date of expiration or termination. The following provisions shall expressly survive any such expiration or termination: this Section 10.3 and Articles 5, 9 and 11.

ARTICLE 11

GENERAL PROVISIONS

11.1 Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding its conflicts of law provisions.

11.2 Notices. Any notice or report required or permitted to be given or made under this Agreement by either party hereto to the other party shall be given by facsimile transmission (with confirmation copy by registered first-class mail) or by registered mail or overnight courier (return receipt requested), to the parties at the addresses and facsimile numbers indicated below, and shall be effective upon the earlier of the date of actual receipt by the addressee or the date three (3) days after the same was posted or sent. Notices shall be sent to:

If to Juniper: Juniper Medical, Inc. c/o Frazier Healthcare Ventures 550 Hamilton Avenue, Suite 100 Palo Alto, Ca 94301 Attn: Chief Executive Officer Facsimile No.: (650) 325-5057	With a copy to: Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Steven D. Singer, Esq. Facsimile No.: 617-526-5000

If to Dr. Rubinsky: Boris Rubinsky, Ph.D. 1619 Sonoma Avenue Albany, CA 94707 Facsimile No.:	With a copy to: Boutiette and von Herrmann, LLP One Bush Street, Suite 1150 San Francisco, CA 94104 Attn: Dale Boutiette, Esq. Facsimile No.: (415) 693-0500

Either party hereto parties pursuant may change its address or contact person by giving written notice to the other to this Agreement.

11.3 Severability. If, under applicable law or regulation, any provision of this Agreement is unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), the parties hereto agree that this endure except for the Severed Clause. The parties shall consult and use their best efforts agree upon a valid and enforceable provision that shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

11.4 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

11.5 Entire Agreement; Amendment. This Agreement and all the Exhibits hereto contain the entire understanding of the parties with respect to the matters contained herein and supersede any agreements (oral, written or otherwise), including without limitation the Option and may be altered or amended only by a written instrument duly executed by the parties hereto.

11.6 Assignment. This Agreement, in while of in part, shall not be assignable by either party hereto to any third party without the prior written consent of the other party hereto, except that Juniper may assign this Agreement without such consent in connection with he acquisition of all or substantially all of the capital stock or assets of Juniper, wither by merger consolidation of other wise, so long as Juniper’s assignee confirms in writing that it shall be bound by all of the terms, conditions, limitations and restrictions of this Agreement. Any assignment or attempt at same, except as provided for herein, shall be void and of no effect. Subject to the foregoing, this Agreement is binding upon and shall inure to the benefit of the successors and permitted assigns of the parties hereto.

11.7 Non-Waiver. The failure of either party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not constitute a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

11.8 Independent Contractors. The parties hereto are independent contractors. Neither party is, or will be deemed to be, the partner or legal representative or agent of the other party, nor have the right or authority to assume, create, or incur any third party liability or kind, express or implied, against or in the name of or on behalf of the other expressly set forth in this Agreement.

11.9 Publicity. Neither party hereto shall make any public announcement, press release or terms of this Agreement without the prior written consent of the other party Notwithstanding the foregoing, Juniper shall be entitled to disclose to potential customers, licensees, business partners investors and members of the media that it has obtained the Assigned Patents from Dr. Rubinsky and The Foundry. Dr. Rubinsky further agrees to forward any and all press inquiries to Juniper regarding the Products, thereby enabling Juniper to be the sole spokesperson for the Products.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

11.11 Third Party Beneficiary. Solely for purposes of enforcing The Foundry’s rights under Section 10.3(a)(i) of this Agreement, The Foundry shall be deemed an intended third party beneficiary under this Agreement. Other than as set forth in this Section 11.11, no person or entity other than Juniper, Dr. Rubinsky and their permitted assignees shall be deemed an intended third party beneficiary or have any right to enforce any obligation of this Agreement.

[Signature block follows immediately hereafter.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives:

JUNIPER MEDICAL, INC.

By:	/s/ Scott Wolf
Name:	Scott Wolf MD
Title:	CEO

BORIS RUBINSKY, PH.D.

/s/ Boris Rubinsky
(Signature)

EXHIBIT A

PATENT ASSIGNMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, Dr. Boris Rubinsky (“ASSIGNOR”) hereby sells, assigns transfers, and sets over its entire right, title and interest in and to the Assigned Patent (as set forth below), any patent or reissues of any patent that may be granted thereon, and any extensions and applications which are continuations, continuations in-part, substitutes, divisions, renewals or reissues of said Assigned Patent to Juniper Medical, Inc. (“ASSIGNEE”) and its successors and assigns.

Assigned Patent: U.S. Patent No. 6,032,675, “Freezing Method for Controlled Removal of Fatty Tissue by Liposuction”, Issued on March 7, 2000

ASSIGNOR hereby further sells, assigns, transfers, and sets over unto ASSIGNEE ASSIGNOR’S entire right, title, and interest in and to the aforesaid inventions in the United States and each country foreign to the United States; and ASSIGNOR further conveys to ASSIGNEE all priority rights resulting from the Assigned Patent, and all causes of actions for infringement arising prior to and after the date of this Assignment.

At any time and from time to time after the date hereof, at ASSIGNEE’s request and expense, ASSIGNOR promptly shall execute and deliver, and shall cause its Affiliates and employees to execute and deliver, such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as ASSIGNEE may reasonably request to more effectively transfer, convey and assign to ASSIGNEE, and to confirm ASSIGNEE’s title to, the Assigned Patent.

IN WITNESS WHEREOF, ASSIGNOR has hereunto set its hand and seal on the date below.

DR. BORIS RUBINSKY

Signature

Date:

State of __________________________	)
) ss
County of ________________________	)

Subscribed and sworn to before me

this day of ,200

Notary Public

My commission expires:

PATENT ASSIGNMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, Dr. Boris Rubinsky (“ASSIGNOR) , hereby sells, assigns, transfers, and sets over its entire right, title, and interest in and to the Assigned Patent (as set forth below), any patent or reissues of any patent that may be granted thereon, and any extensions and applications which are continuations, continuations-in-part, substitutes, divisions, renewals or reissues of said Assigned Patent to Juniper Medical, Inc. (“ASSIGNEE”) its successors and assigns.

Assigned Patent: U.S. Patent No. 6,032,675, “Freezing Method for Controlled Removal of Fatty Tissue by Liposuction”, Issued on March 7, 2000

ASSIGNOR hereby further sells, assigns, transfers, and sets over unto ASSIGNEE ASSIGNOR’S entire right, title, and interest in and to the aforesaid inventions in the United States and each and every country foreign to the United States; and ASSIGNOR further conveys to ASSIGNEE all priority rights resulting from the Assigned Patent, and all causes of action for infringement arising prior to and after the date of this Assignment.

At any time and from time to time after the date hereof, at ASSIGNEE’s request and expense, ASSIGNOR promptly shall execute and deliver, and shall cause its Affiliates and employees to execute and deliver, such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as ASSIGNEE may reasonably request to more effectively transfer, convey and assign to ASSIGNEE, and to confirm ASSIGNEE’s title to, the Assigned Patent.

IN WITNESS WHEREOF, ASSIGNOR has hereunto set its hand and seal on the date below.

DR. BORIS RUBINSKY

/s/ Boris Rubinsky
(Signature)

Date:	June 14/05

[Notary Public Stamp]
State of California	)
) ss
County of Alameda	)

Subscribed and sworn to before me

this 14th day of June 2005

Elizabeth Park
Notary Public

My commission expires: Sept 9, 2006

[INSERT IMAGE]

JUNE 30, 2005

PTAS

MICHAEL J. BEVILACQUA, ESQUIRE

60 STATE STREET

WILMER CUTLER PICKERING HALE AN DORRLLP

BOSTON, MA 02309

UNITED STATES PATENT AND TRADEMARK OFFICE

NOTICE OF RECORDATION OF ASSIGNMENT DOCUMENT

THE ENCLOSED DOCUMENT HAS BEEN RECORDED BY THE ASSIGNMENT DIVISION OF THE U.S. PATENT IT AND TRADEMARK OFFICE. A COMPLETE MICROFILM COPY IS AVAILABLE AT THE ASSIGNMENT SEARCH ROOM ON THE REEL AND FRAME NUMBER REFERENCED BELOW.

PLEASE REVIEW ALL INFORMATION CONTAINED ON THIS NOTICE. THE INFORMATION CONTAINED ON THIS RECORDATION NOTICE REFLECTS THE DATA PRESENT IN THE PATENT AND TRADEMARK ASSIGNMENT SYSTEM. IF YOU SHOULD FIND ANY ERRORS OR HAVE QUESTIONS CONCERNING THIS NOTICE, YOU MAY CONTACT THE EMPLOYEE WHOSE NAME APPEARS ON THIS NOTICE AT 703-308-9723. PLEASE SEND REQUEST FOR CORRECTION TO: U.S. PATENT AND TRADEMARK OFFICE, MAIL STOP: ASSIGNMENT SERVICES DIVISION, P.O. BOX 1450, ALEXANDRIA, VA 22313.

RECORDATION DATE: 06/30/2005	REEL/FRAME: 016206/0051 NUMBER OF PAGES: 2

BRIEF: ASSIGNMENT OF ASSIGNOR’S INTEREST (SEE DOCUMENT FOR DETAILS)

ASSIGNOR: RUBINSKY, DR. BORIS	DOC DATE: 06/14/2005

ASSIGNEE: JUNIPER MEDICAL, INC. 550 HAMILTON AVENUE SUITE 100 PALO ALTO, CALIFORNIA 94301

SERIAL NUMBER: 09042835	FILING DATE: 03/17/1998
PATENT NUMBER: 6032675	ISSUE DATE: 03/07/2000
TITLE: FREEZING METHOD FOR CONTROLLED REMOVAL OF FATTY TISSUE BY LIPOSUCTION

016206/0051 PAGE 2

ASSIGNMENT DIVISION

OFFICE OF PUBLIC RECORDS

PATENT ASSIGNMENT

Electronic Version v1.1	06/30/2005
Stylesheet Version v1.1	500037945
SUBMISSION TYPE:	NEW ASSIGNMENT
NATURE Of CONVEYANCE:	ASSIGNMENT
CONVEYING PARTY DATA

Name	Execution Date
Dr. Boris Rubinsky	06/14/2005
RECEIVING PARTY DATA

Name:	Juniper Medical, Inc.
Street Address:	550 Hamilton Avenue
Internal Address:	Suite 100
City:	Palo Alto
State/Country:	CALIFORNIA
Postal Code:	94301
PROPERTY NUMBERS Total : 1

Property Type	Number
Patent Number:	6032675
CORRESPONDENCE DATA

Fax Number:	(617)526-5000
Correspondence all be sent via US Mail when the fax attempt is unsuccessful.
Phone:	617-526-6448
Email:	janey.davidson@wilmerhale.com
Correspondent Name:	Michael J. Bevilacqua, Esquire
Address Line 1:	60 State Street
Address Line 2:	Wilmer Cutler Pickering Hale and DorrLLP
Address Line 4:	Boston, MASSACHUSETTS 02100

NAME OF SUBMITTER:	Michael J. Bevilacqua

Total Attachments: 1 source*rubinsky to juniper#page1.[ ]

EXHIBIT B

Form of Investment Agreement

SEE TAB 2

JUNIPER MEDICAL, INC.

STOCK PURCHASE, RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This Agreement dated as of May 27, 2005 is entered into by and among Juniper Medical, Inc., a Delaware corporation (the “Company”), the persons and entities listed on Exhibit A hereto (individually, a “Investor” and collectively, the “Investors”), and Boris Rubinsky, Ph.D. (the “Holder”).

Recitals

The purpose of this Agreement is to protect the management and control of the Company from influence by any person not acceptable to the Company or the Investors and to assist the Investors in selling their Shares if they so desire.

As used in this Agreement, the term “Shares” shall include all shares of capital stock of the Company held by the Holder or Investors, as the case may be, whether now owned or .hereafter acquired. For purposes of calculating any Investor’s “pro rata” ownership of Shares, all shares of Preferred Stock of the Company shall be deemed to have been converted into Common Stock of the Company.

NOW, THEREFORE, for valuable consideration, it is agreed as follows.

1. Purchase of Shares. With respect to the Holder:

1.1. The Company shall issue and sell to the Holder, and the Holder shall purchase from the Company, subject to the terms and conditions set forth in this Agreement 30,928 shares (the “Shares”) of common stock, $.001 par value, of the Company (“Common Stock”) for $30.93. Upon receipt by the Company of payment for the Shares, the Company shall issue to the Holder one or more certificates in the name of such Holder for that number of Shares purchased by the Holder. The Holder agrees that the Shares shall be subject to the terms of this Agreement, including without limitation the restrictions on transfer, rights of first refusal and co-sale rights set forth below.

1.2. The Holder represents, warrants and covenants as follows:

(a) The Holder is purchasing the Shares for his own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act, or any rule or regulation under the Securities Act.

(b) The Holder has had such opportunity as he has deemed adequate to obtain from representatives of the Company such information as is necessary to permit him to evaluate the merits and risks of his investment in the Company.

(c) The Holder has sufficient experience in business, financial and investment matters and to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

(d) The Holder can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

(e) The Holder understands that (i) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 44 under the Securities Act; (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 will not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company and the Company has no obligation or current intention to register the Shares under the Securities Act.

1.3. The Holder agrees, in connection with the initial underwritten public offering of the Company’s securities pursuant to a registration statement under the Securities Act (an “Initial Public Offering”), (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock held by such Holder (other than those shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for a period of 180 days from the effective date of such registration statement, and (ii) to execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

2. Restrictions on Transfer.

2.1. Any sale, transfer or other disposition, whether voluntarily or by operation of law (“Transfer”) of any of the Shares by a Holder, other than according to the terms of this Agreement, shall be void and transfer no right, title, or interest in or to any of such Shares to the purported transferee.

2.2. An original copy of this Agreement, duly executed by each of the parties hereto, shall be delivered to the Secretary of the Company and maintained at the principal executive office of the Company and made available for inspection by any person requesting it.

2.3. All certificates representing the Holder’s Shares shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

“The sale or other disposition of any of the shares represented by this certificate is restricted by a Stock Purchase, Right of First Refusal and Co-Sale Agreement, dated as of May 27, 2005, as amended from time to time, among certain of the shareholders of this corporation and this corporation (the “Agreement”). A copy of the Agreement is available for inspection during normal business hours at the principal executive office of this corporation.”

3. Transfers Not Subject to Restrictions. The Holder may Transfer Shares to his or her spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Holder and/or Approved Relatives, or dispose of them under his or her will, without compliance with Sections 4 through 7 hereof provided that the transferee delivers to the Company and the Investors a written instrument agreeing to be bound by the terms of this Agreement as if it were the Holder.

4. Offer of Sale; Notice of Proposed Sale.

If the Holder desires to Transfer any of his or her Shares, or any interest in such Shares, in any transaction other than pursuant to Section 3 of this Agreement, such Holder (the “Selling Holder”) shall first deliver written notice of his or her desire to do so (the “Notice”) to the Company and each of the Investors, in the manner prescribed in Section 11.4 of this Agreement. The Notice must specify: (a) the name and address of the party to which the Selling Holder proposes to sell or otherwise dispose of the Shares or an interest in the Shares (the “Offeror”), (b) the number of Shares the Selling Holder proposes to sell or otherwise dispose of (the “Offered Shares”), (c) the consideration per Share to be delivered to the Selling Holder for the proposed sale, transfer or disposition, and (d) all other material terms and conditions of the proposed transaction.

5. Company’s Option to Purchase.

5.1. Subject to Section 7.1, the Company shall have the first option to purchase all or any part of the Offered Shares for the consideration per share and on the terms and conditions specified in the Notice. The Company must exercise such option, no later than 15 days after such Notice is deemed under Section 11.4 hereof to have been delivered to it, by written notice to the Selling Holder.

5.2. In the event the Company does not exercise its option within such 15-day period with respect to all of the Offered Shares, the Company shall, by the last day of such period, give written notice of that fact to the Investors (the “Investor Notice”). The Investor Notice shall specify the number of Offered Shares not purchased by the Company (the “Remaining Shares”).

5.3. In the event the Company duly exercises its option to purchase all or part of the Offered Shares, the closing of such purchase shall take place at the offices of the Company on the later of (a) the date five days after the expiration of such 15-day period or (b) the date that the Investors consummate their purchase of Remaining Shares under Section 6.3 hereof.

5.4. To the extent that the consideration proposed to be paid by the Offeror for the Offered Shares consists of property other than cash or a promissory note, the consideration required to be paid by the Company and/or the Investors exercising their options under Sections 5 and 6 hereof may consist of cash equal to the value of such property, as determined in good faith by agreement of the Selling Holder and the Company and/or the Investors acquiring such Offered Shares.

6. Investors’ Option to Purchase.

6.1. Subject to Section 7.1, each Investor shall have an option, exercisable for a period of 15 days from the date of delivery of the Investor Notice, to purchase, on a pro rata basis according to the number of Shares owned by such Investor, the Remaining Shares for the consideration per share and on the terms and conditions set forth in the Notice. Such option shall be exercised by delivery by such Investor of written notice to the Secretary of the Company. Alternatively, each Investor may within the same 15-day period, notify the Secretary of the Company of its de sire to participate in the sale of the Shares on the terms set forth in the Notice, and the number of Shares it wishes to sell.

6.2. In the event options to purchase have been exercised by the Investors with respect to some but not all of the Remaining Shares, those Investors who have exercised their options within the 15-day period specified in Section 6.1 shall have an additional option, for a period of five days next succeeding the expiration of such 15-day period, to purchase all or any part of the balance of such Remaining Shares on the terms and conditions set forth in the Notice, which option shall be exercised by the delivery of written notice to the Secretary of the Company. In the event there are two or more such Investors that choose to exercise the last-mentioned option for a total number of Remaining Shares in excess of the number available, the Remaining Shares available for each such Investor’s option shall be allocated to such Investor pro rata based on the number of Shares owned by the Investors so electing.

6.3. If the options to purchase the Remaining Shares are exercised in full by the Investors, the Company shall immediately notify all of the exercising Investors of that fact. The closing of the purchase of the Remaining Shares shall take place at the offices of the Company no later than five days after the date of such notice to the Investors. Neither the Company nor any of the Investors shall have any right to purchase any of the Offered Shares hereunder unless the Company and/or the Investors exercise their option or options to purchase all of the Offered Shares.

7. Failure to Fully Exercise Options; Co-Sale.

7.1. If the Company and the Investors do not exercise their options to purchase all of the Offered Shares within the periods described in this Agreement (the “Option Period”), then all options of the Company and the Investors to purchase the Offered Shares, whether exercised or not, shall terminate, but each Investor which has, pursuant to Section 6, expressed a desire to sell Shares in the transaction (a “Participating Investor”), shall be entitled to do so pursuant to this Section. The Company shall promptly, on expiration of the Option Period, notify the Selling Holder of the aggregate number of Shares the Participating Investors wish to sell. The Selling Holder shall use his or her best efforts to interest the Offeror in purchasing, in addition to the Offered Shares, the Shares the Participating Investors wish to sell. If the Offeror does not wish to purchase all of the Shares made available by the Selling Holder and the Participating Investors, then each Participating Investor and the Selling Holder shall be entitled to sell, at the price and on the terms and conditions set forth in the Notice (provided that the price set forth in the Offer with respect to shares of Common Stock shall be appropriately adjusted, if necessary, based on the conversion ratio of any Preferred Stock to be sold), a portion of the Shares being sold to the Offeror, in the same proportion as such Selling Holder or Participating Investor’s ownership of Shares bears to the aggregate number of Shares owned by the Selling Holder and the Participating Investors. The transaction contemplated by the Notice shall be consummated not later than 60 days after the expiration of the Option Period.

7.2. If the Participating Investors do not elect to sell the full number of Shares which they are entitled to sell pursuant to Section 7.1, the Selling Holder shall be entitled to sell to the Offeror according to the terms set forth in the Notice, that number of his or her own Shares which equals the difference between the number of Shares desired to be purchased by Offeror and the number of Shares the Participating Investors are entitled to sell pursuant to Section 7.1. If the Selling Holder wishes to Transfer any such Shares at a price per Share which differs from that set forth in the Notice, upon terms different from those previously offered to the Company and the Investors, or more than 60 days after the expiration of the Option Period, then, as a condition precedent to such transaction, such Shares must first be offered to the Company and the Investors on the same terms and conditions as given the Offeror, and in accordance with the procedures and time periods set forth above.

7.3. The proceeds of any sale made by the Selling Holder without compliance with the provisions of this Section 7 shall be deemed to be held in constructive trust in such amount as would have been due the Participating Investors if the Selling Holder had complied with this Agreement.

8. Restrictions on Sales of Control of the Company. Neither the Holder or the Investors shall be a party to any transaction or series of related transactions that involves the sale, to any person or entity or group of affiliated persons or entities, of shares of capital stock representing a majority of the voting power of all outstanding capital stock of the Company unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Certificate of Incorporation, as amended from time to time, with respect to a liquidation event thereunder.

9. Termination.

9.1. This Agreement shall terminate in its entirety upon the earlier of the closing of (a) an Initial Public Offering or (b) a sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors f the resulting, surviving or acquiring corporation in such transaction) (a “Sale Transaction”).

9.2. The provisions of Sections 4, 5, 6 and 7 hereof shall not apply to any sale of Shares pursuant to an Initial Public Offering or a Sale Transaction.

10. Transfers of Rights; Calculation of Share Numbers.

10.1. This Agreement, and the rights and obligations of each Investor hereunder, may be assigned by such Investor to (a) any person or entity to which Shares are transferred by such Investor, or (b) to any Affiliated Party (as defined below) of such Investor, and, in each case, such transferee shall be deemed a “Investor” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement. For purposes of this Agreement, “Affiliated Party” shall mean, with respect to any Investor, any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, officer or director of such Investor and any venture capital fund now or hereafter existing which is controlled by one or more general partners of, or shares the same management company as, such Investor.

10.2. In determining the number of Shares owned by a Investor for purposes of exercising rights under this Agreement, (a) Shares owned by an Investor shall be deemed to include Shares which have been converted into Common Stock so long as such Common Stock is owned by such Investor and (b) all shares held by Affiliated Parties of such Investor shall be aggregated together (provided that no shares shall be attributed to more then one entity or person within any such group of affiliated entities or persons).

11. General

11.1. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

11.2. Specific Performance. In addition to any and all other remedies that may law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Holder hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

11.3. Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware, as to matters within the scope thereof, and the internal laws of the Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof), as to all other matters.

11.4. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Company, at Juniper Medical, Inc., c/o Frazier Healthcare Ventures, 550 Hamilton Avenue, Suite 100, Palo Alto, CA 94301, Attn: Chief Executive Officer, or at such other address as may have been furnished in writing by the Company to the other parties hereto, with a copy to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109. Attention: Steven D. Singer, Esq.; or

If to a Investor, at its address set forth on Exhibit A, or at such other address as may have been furnished in writing by such Investor to the other parties hereto; or

If to the Holder, at the address set forth below such Holder’s signature to this Agreement, or at such other address as may have been furnished in writing by such Holder to the other parties hereto.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

11.5. Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter.

11.6. Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company, Investors holding Shares representing a majority of the voting power of all Shares then held by

Investors, and the Holder. Notwithstanding the foregoing, the consent of the Holder shall not be required for any amendment or waiver if such amendment or waiver does not apply to the Holder. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

11.7. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

11.8. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document This Agreement may be executed by facsimile signatures.

11.9. Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

[Remainder of page intentionally left blank]

Executed as of the date first written above.

COMPANY:

Juniper Medical, Inc.

By:	/s/ Scott Wolf
Name:	Scott Wolf MD
Title:	CEO

HOLDER:

/s/ Boris Rubinsky
Boris Rubinsky, PhD.

Address:	6105 Etcheverry Hall Dept. of Mechanical Eng. University of California Berkeley CA 94720

INVESTORS:

Frazier & Affiliates

By:	/s/ Nathan Every
Name:	Nathan Every
Title:	General Partner

ATV Capital & Affiliates

By:
Name:
Title:

Executed as of the date first written above.

COMPANY:

Juniper Medical, Inc.

By:
Name:
Title:

HOLDER:

Boris Rubinsky, PhD.

Address:

INVESTORS:		INVESTORS:

Advanced Technology Ventures VII, L.P.		Advanced Technology Ventures VII, L.P.

By:	/s/ Jean George	By:	/s/ Jean George
Name:	Jean George	Name:	Jean George
Title:	General Partner	Title:	General Partner

Advanced Technology Ventures VII (B), L.P.		Advanced Technology Ventures VII (B), L.P.

By:	/s/ Jean George	By:	/s/ Jean George
Name:	Jean George	Name:	Jean George
Title:	General Partner	Title:	General Partner

Signature page to Stock Purchase, Right of First Refusal and Co-Sale Agreement (with Dr. Rubinsky)

EXHIBIT A

List of Investors

Name and Address

Frazier & Affiliates

ATV Capital & Affiliates

Appendix D

ROYALTY OBLIGATIONS FOR SECTION 4.5(d)

In the event that COMPANY is obligated to make royalty payments under the RUBINSKY LICENSE for the RUBINSKY PATENT (the “RUBINSKY ROYALTY”), COMPANY’s royalty obligations to HOSPITAL shall be as follows.

(a) If COMPANY is paying a RUBINSKY ROYALTY and such royalty payment is at least 2% of “net sales,” as such term is defined in the RUBINSKY LICENSE, for commercial sales of a PATENT PRODUCT or PATENT PROCESS in the United States (the “FIRST RUBINSKY ROYALTY”), then the royalties payable to HOSPITAL during the term of the license granted in Section 2.1(a)(i) of this AGREEMENT, as set forth in the Rubinsky Royalty Table below, and subject to Section 4.5(c) of this AGREEMENT, shall be 6% of DISTRIBUTOR INCOME and NET SALES in the United States, and 7% of DISTRIBUTOR INCOME and NET SALES outside of the United States.

(b) if COMPANY is paying a RUBINSKY ROYALTY and such royalty payment is at least 1% but less than 2% of “net sales,” as such term is defined in the RUBINSKY LICENSE, for commercial sales of a PATENT PRODUCT or PATENT PROCESS in the United States (the “SECOND RUBINSKY ROYALTY”), then the royalties payable to HOSPITAL during the term of the license granted in Section 2.1(a)(i) of this AGREEMENT, as set forth in the Rubinsky Royalty Table below, and subject to Section 4.5(c) of this AGREEMENT, shall be 6.75% of DISTRIBUTOR INCOME and NET SALES in the United States, and 7.25% of DISTRIBUTOR INCOME and NET SALES outside of the United States.

(c) If COMPANY is paying a RUBINSKY ROYALTY and such royalty payment is at least 0.5% but less than I% of “net sales,” as such term is defined in the RUBINSKY LICENSE, for commercial sales of a PATENT PRODUCT or PATENT PROCESS in the United States (the “THIRD RUBINSKY ROYALTY”), then the royalties payable to HOSPITAL during the term of the license granted in Section 2.1(a)(i) of this AGREEMENT, as set forth in the Rubinsky Royalty Table below, and subject to Section 4.5(c) of this AGREEMENT, shall be 7.125% of DISTRIBUTOR INCOME and NET SALES in the United States, and 7.373% of DISTRIBUTOR INCOME and NET SALES outside of the United States.

(d) Subject to the other provisions of this Appendix D, the Rubinsky Royalty Table below summarizes the incremental adjustments in royalties payable to HOSPITAL if COMPANY is subject to a RUBINSKY ROYALTY. Notwithstanding Sections (a) through (c) above, any decreases in the royalties payable to HOSPITAL as an adjustment for a RUBINSKY ROYALTY (the “RUBINSKY DECREASES”) shall terminate when the cumulative amount of the RUBINSKY DECREASES has reached Ten Million U.S. Dollars (510,000.000) (the “DECREASED ROYALTY CAP”), and thereafter COMPANY’s royalty obligations to HOSPITAL for any royalty payments subject to the RUBINSKY DECREASES shall be as set forth in Section 4.5(a) of the AGREEMENT. Notwithstanding Sections (a) through (c) above, any increases in the royalties payable to HOSPITAL as an adjustment for RUBINSKY ROYALTY (the “RUBINSKY INCREASES”) shall terminate when the cumulative amount of the RUBINSKY INCREASES has reached Ten Million U.S. Dollars ($10,000,000) (the “INCREASED ROYALTY CAP”) and thereafter COMPANY’s royalty obligations to HOSPITAL for any royalty payments subject to the RUBINSKY INCREASES shall be as set forth in Section 4.5(a) of the AGREEMENT.

(e) Upon expiration of the RUBINSKY PATENT, or termination of COMPANY’s obligation to pay a RUBINSKY ROYALTY:

(i) If RUBINSKY DECREASES are greater than RUBINSKY INCREASES, then COMPANY shall make a one time payment to HOSPITAL of the amount by which the RUBINSKY DECREASES exceed the RUBINSKY INCREASES. Such amount shall be payable within thirty (30) days of the earlier of (x) the expiration of RUBINSKY PATENT or (y) termination of COMPANY’s obligation to pay a RUBINSKY ROYALTY. By way of example, if upon expiration of the RUBINSKY PATENT or termination of COMPANY’s obligation to pay a RUBINSKY ROYALTY the cumulative RUBINSKY DECREASES are $10,000,000 and the cumulative RUBINSKY INCREASES are $7,000,000, then COMPANY shall make a one time payment to HOSPITAL of the difference, or $3,000,000.

(ii) If RUBINSKY INCREASES are greater than RUBINSKY DECREASES then the amount by which the RUBINSKY INCREASES exceed the RUBINSKY DECREASES shall be credited against any amounts that are or become payable in any REPORTING PERIOD under Sections 4.3, 4.5(a), and 4.6 of this Agreement.

RUBINSKY ROYALTY TABLE

	FIRST RUBINSKY ROYALTY	SECOND RUBINSKY ROYALTY	THIRD RUBINSKY ROYALTY	NO RUBINSKY ROYALTY
RUBINSKY ROYALTY for net sales in the United States	2% or more	At least 1% but less than 2%	At least 0.5% but less than 1%	0%
Royalty payable to HOSPITAL for NET SALES and DISTRIBUTOR INCOME in the United States	6%	6.75%	7.125%	7%
Royalty payable to HOSPITAL for NET SALES and DISTRIBUTOR INCOME outside of the United States	7%	7.25%	7.375%	7%
Difference in Royalty due to HOSPITAL compared with Section 4.5(a) for NET SALES and DISTRIBUTOR INCOME in the United States	-1%	-0.25%	+0.125%	0%
Additional Royalty due to HOSPITAL compared with Section 4.5(a) for NET SALES and DISTRIBUTOR INCOME outside of the United States	0%	+0.25%	+0.375%	0%